UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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PrivateBancorp, Inc.
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April 12, 2013

Dear Fellow Stockholders:

I hope you will join me at our 2013 annual meeting of stockholders on Thursday, May 23rd in Chicago, Illinois. Our Board of Directors and executive team will be there to ask for your support on the issues on our agenda and to answer questions about the Company.

Information about the matters to be voted on at the meeting is provided in the attached proxy statement. In addition to the election of directors, this year we are asking you to approve the Board’s recommendation to declassify the Board and implement the annual election of all directors. Annual election of directors will allow you to express a view on individual director performance every year and will ensure you have a voice in the corporate governance of the Company.

Also on the agenda are two proposals relating to executive compensation. First, we are asking you to advise the Board as to how often you would like to vote on our executive compensation. Since 2009, we have been providing stockholders an opportunity to cast an advisory vote every year on executive compensation due to our TARP participation, which required such votes annually. The Board values this feedback. In 2012, we successfully completed debt and equity capital raises to exit TARP and are now seeking input as to the frequency of say-on-pay votes going forward. We believe a vote on executive compensation every year provides the highest level of Board accountability, but you may indicate a preference for such votes to occur every year, every two years or every three years.

The second compensation-related proposal is approval of our executive compensation for 2012. Pay-for-performance is fundamental to our executive compensation programs, and we structure them to promote objectives critical to our success. During the past few years, when the country and our Company faced unprecedented challenges, our programs emphasized short-term strategic priorities necessary for a strong turnaround of our Company. Under the leadership of Larry Richman, our President and Chief Executive Officer, our executives have made significant strides in strengthening our financial position and earnings and building our business for the future, driving a stock price increase of 40% in 2012. To continue our progress, the Board is increasing emphasis on longer-term goals in our executive compensation program going forward. In 2013, we introduced a new element tying a portion of executive pay to the achievement of three-year profitability goals. We hope you support our actions to link pay and performance and vote “yes” on this proposal.

Your vote is important. Whether or not you plan to attend, we urge you to vote your shares. You may vote over the internet, via telephone or by mail as described in the proxy materials. If you hold shares through a bank or broker, you must instruct them how to vote to ensure your shares are voted on all matters.

Sincerely,

James M. Guyette Chairman of the Board

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 23, 2013

NOTICE IS HEREBY GIVEN that the 2013 Annual Meeting of Stockholders of PrivateBancorp, Inc. will be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on Thursday, May 23, 2013, at 9:00 a.m. local time.

The meeting is for the purpose of considering and voting upon the following matters:

1.	Approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation, as amended, to declassify the Board of Directors;

2.	Election of four Class III directors nominated by the Company and identified in the accompanying proxy statement to hold office for the term described in the proxy statement;

3.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013;

4.	An advisory (non-binding) vote to approve 2012 executive compensation;

5.	An advisory (non-binding) vote to determine the frequency of advisory votes on executive compensation; and

6.	To conduct such other business as may properly come before the meeting, including whether or not to adjourn the meeting, and any adjournment of the meeting.

The Board of Directors has fixed March 28, 2013 as the record date for determining stockholders entitled to notice of, and to vote at, the meeting and at any adjournments or postponements thereof. Only record holders of the Company’s common stock as of the close of business on the record date will be entitled to vote at the meeting. In the event there are not sufficient shares represented for a quorum, the meeting may be adjourned in order to permit the Company to solicit additional proxies. A list of stockholders entitled to vote at the meeting will be available for inspection at the Company’s offices located at 120 South LaSalle Street, Chicago, Illinois 60603, for a period of 10 days prior to the meeting and will also be available at the meeting.

By order of the Board of Directors,

Jennifer R. Evans General Counsel and Secretary

April 12, 2013

i

PROXY STATEMENT

FOR THE 2013 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON THURSDAY, MAY 23, 2013

GENERAL INFORMATION

Solicitation and Voting of Proxies

These proxy materials are furnished in connection with the solicitation by the Board of Directors of PrivateBancorp, Inc. (the “Company”), a Delaware corporation, of proxies to be used at the Company’s 2013 Annual Meeting of Stockholders and at any adjournments or postponements of such meeting (the “Annual Meeting”). The meeting is scheduled to be held on May 23, 2013, at 9:00 a.m. local time, at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604. This proxy statement, together with the Company’s 2012 Annual Report to Stockholders, the Company’s 2012 Annual Report on Form 10-K, including audited consolidated financial statements for the fiscal year ended December 31, 2012, and a proxy card are first being made available or distributed to our stockholders of record on or about April 12, 2013.

We are using the Securities and Exchange Commission’s “e-proxy” rule that allows us to deliver proxy materials via the Internet instead of mailing printed copies of the proxy statement and other proxy materials to each stockholder. On April 12, 2013, we distributed to stockholders of record a Notice of Internet Availability of Proxy Materials with instructions on how to access the proxy materials electronically and how to submit votes electronically, except to those stockholders who have previously requested hard copies of all proxy materials. This notice also contains instructions on how stockholders may, if desired, request a printed copy of our proxy materials. Stockholders who have previously elected not to receive materials via the internet will receive a copy of our proxy materials by mail.

Stockholders are requested to vote via the Internet, by telephone, or by completing, signing and dating the accompanying proxy card and returning it promptly. Stockholders are urged to indicate their vote in the spaces provided on the proxy card. Proxies solicited by the Board of Directors that are properly completed and timely received will be voted in accordance with the directions given. When no instructions are indicated for any or all of the proposals, proxies will be voted “FOR” approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors, “FOR” the election of each of the director nominees named in the accompanying proxy statement, “EVERY ONE YEAR” for the frequency of advisory votes on executive compensation, and “FOR” each of the remaining proposals.

If you hold your shares in street name (through a third party such as a broker or a bank), it is critical that you cast your vote if you want it to count in the approval of the amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors (Proposal 1 of this proxy statement), the election of directors (Proposal 2 of this proxy statement) and executive compensation matters (Proposals 4 and 5 of this proxy statement). Your bank or broker does not have the ability to vote your uninstructed shares in non-routine corporate governance matters or executive compensation matters on a discretionary basis. If you hold your shares in street name and you do not instruct your bank or broker how to vote, no votes will be cast on your behalf with respect to these proposals.

Other than the matters listed in the accompanying Notice of Annual Meeting of Stockholders, the Board of Directors knows of no additional matters that will be presented for consideration at the meeting. Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the meeting and at any adjournments or postponements of the meeting, including whether or not to adjourn the meeting.

You may revoke your proxy at any time before it is exercised by: (1) filing a written notice of revocation with the Corporate Secretary of the Company; (2) delivering to the Company a duly executed proxy bearing a later date by mail, or by telephone or Internet if one of those methods was used for your initial proxy submission; or (3) attending the meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder (i.e., the bank, broker or other nominee through which you hold your shares) to vote personally at the meeting.

If you have any questions or need assistance in submitting your proxy, voting your shares or need copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitation agent, Georgeson Inc., at:

Georgeson Inc.

480 Washington Blvd.

26th Floor

Jersey City, NJ 07310

All holders please call toll-free (800) 248-7605.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on May 23, 2013: This proxy statement, our 2012 Annual Report to Stockholders on Form 10-K and the Company’s 2012 Annual Report to Stockholders are available at: www.envisionreports.com/PVTB.

Voting by Retirement Plan Participants

We also are soliciting voting instructions from participants in the PrivateBancorp, Inc. Savings, Retirement & Employee Stock Ownership Plan (the “KSOP”). Participants in the KSOP will receive one proxy card representing the total shares allocated to the participant’s account in the KSOP. This proxy card will also serve as a voting instruction card for Delaware Charter Guarantee & Trust Company d/b/a Principal Trust Company (the “Trustee”), the trustee of the KSOP, with respect to the shares held in the participants’ accounts. A participant cannot direct the voting of shares allocated to the participant’s account in the KSOP unless the KSOP proxy card is signed and returned or the participant has submitted his or her voting instruction via the Internet or by telephone as described on the proxy card. If proxy cards representing shares in the KSOP are not timely returned, or voting instructions are not otherwise timely received, those shares will be voted by the Trustee in the same proportion that it votes the shares for which it receives timely and properly completed participant voting instructions from the other participants in the KSOP and in accordance with the Employee Retirement Income Security Act, or ERISA.

If you own shares both through and outside of the KSOP, you will be required to vote those shares separately. To ensure all your votes are counted, please submit your votes by the date and time noted.

Cost of Proxy Solicitation

The cost of solicitation of proxies on behalf of management will be borne by the Company. In addition to the solicitation of proxies by mail and the Internet, proxies may be solicited personally or by telephone by directors, officers and other employees of the Company and its subsidiaries. The Company has retained Georgeson Inc. to assist in the solicitation of proxies for a fee of approximately $15,000 and reimbursement of the firm’s out-of-pocket expenses. The Company also will request persons, firms and corporations holding shares in their names, or in the name of their nominees, which are beneficially owned by others, to send proxy materials to and obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

Voting Securities and Stockholders Entitled to Vote

The Board of Directors has fixed the close of business on March 28, 2013, as the record date for determining stockholders entitled to notice of, and to vote at, the meeting. On the record date, the Company had outstanding 74,116,893 shares of common stock entitled to vote. Each outstanding share of voting common stock entitles the holder to one vote. Holders of shares of non-voting common stock are not entitled to vote on any of the matters to be presented at the Annual Meeting. The Company’s Amended and Restated By-laws state that a majority of the Company’s outstanding shares entitled to vote on a matter, present in person or represented by proxy, shall constitute a quorum for the consideration of such matters at any meeting of stockholders. Abstentions and broker non-votes are counted as shares present for the purpose of determining whether the shares represented at the meeting constitute a quorum. In the event that there are not sufficient votes to constitute a quorum, the meeting may be adjourned in order to permit the further solicitation of proxies. Proxies received from stockholders in proper form will be voted at the meeting and, if specified, as directed by the stockholder.

As to Proposal 1, the proposal to approve the amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors, a stockholder may vote “FOR” or “AGAINST” approval or “ABSTAIN” from voting on the proposal. Approval of this proposal requires the affirmative vote of two-thirds (2/3) of the outstanding shares of the Company’s common stock. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote these shares as to Proposal 1 absent specific instructions. This is called a broker non-vote. Broker non-votes and proxies marked “ABSTAIN” as to Proposal 1 will have the effect of a vote AGAINST Proposal 1.

As to Proposal 3 (ratification of Ernst & Young LLP), a stockholder may vote “FOR” or “AGAINST” ratification or “ABSTAIN” from voting on the proposal. Approval of Proposal 3 requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the meeting. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may give a proxy to vote those shares as to Proposal 3 absent specific instructions from their customers. Proxies marked “ABSTAIN” as to Proposal 3 will have the effect of a vote AGAINST ratification. Broker non-votes will have no effect on the vote for ratification of Proposal 3.

As to Proposal 4 (advisory vote to approve executive compensation), a stockholder may vote “FOR” or “AGAINST” approval or “ABSTAIN” from voting on the proposal. Approval of Proposal 4 requires the affirmative vote of a majority of the shares of the Company’s common stock present in person or represented by proxy and entitled to vote at the meeting. As to Proposal 5 (advisory vote to determine the frequency of advisory votes on executive compensation), you may vote for “Every one year,” “Every two years” or “Every three years,” or you may “ABSTAIN” from voting on the proposal. The option that receives the highest number of votes cast by stockholders will be considered by the Board of Directors as the stockholders’ recommendation as to the frequency of future advisory votes on executive compensation. Proposals 4 and 5 are advisory in nature and therefore not binding, but the Board will consider the vote results. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares on Proposals 4 and 5 absent specific instructions from their customers. Proxies marked “ABSTAIN” as to Proposal 4 will have the effect of a vote AGAINST approval. Proxies marked “ABSTAIN” as to Proposal 5 will have no effect on that Proposal. Broker non-votes will have no effect on Proposals 4 and 5.

As to the election of directors, a stockholder may vote “FOR” election of each of the nominees proposed by the Board, or to “WITHHOLD” authority to vote for one or more of the nominees being proposed. Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which authority to vote for one or more of the nominees being proposed is withheld. Stockholders have no cumulative voting rights with respect to the election of directors. Brokers who hold shares in street name for customers who are the beneficial owners of such shares may not give a proxy to vote those shares for the election of directors absent specific instruction from their customers. As to Proposal 1 (election of directors), proxies marked “WITHHOLD” and broker non-votes will have no effect.

With respect to other matters that may properly come before the meeting, if any, unless otherwise required by law, our Amended and Restated Certificate of Incorporation or the rules of NASDAQ, such matters may be approved by the affirmative vote of the holders of a majority of the shares of the Company’s common stock present at the meeting, in person or by proxy, and entitled to vote.

Your vote is important. Prompt return of your proxy card(s) or your vote via the Internet or by phone is appreciated.

PROPOSAL 1. DECLASSIFICATION OF THE BOARD OF DIRECTORS

The Company’s Amended and Restated Certificate of Incorporation, as amended (the “Charter”), currently divides the Company’s Board of Directors into three classes of members who serve for staggered three-year terms. This means that only one class of directors has been standing for election at each annual meeting of stockholders so that stockholders have been able to vote on only approximately one-third of the Board each year while the other directors continue to serve. Under Delaware law, directors under a classified board structure may be removed by stockholders only for cause. After careful consideration, the Board has concluded that it would be advisable and in the best interests of the Company and its stockholders to require annual election of all directors.

Accordingly, the Board has approved an amendment to the Company’s Charter to declassify the Board, subject to stockholder approval as required under Delaware law. The Board recommends that stockholders vote in favor of the proposed amendment, which is attached as Appendix A to this proxy statement. The Board has also approved an amendment to the Amended and Restated By-laws of PrivateBancorp, Inc., which will become effective if stockholders approve the Charter amendment in order to conform to and further implement the changes under this proposal.

Background of the Proposal. In determining to propose declassification of the Board of Directors to the stockholders, the Board considered the arguments in favor of and against continuation of the classified Board structure and took into account the other charter and by-law provisions the Company currently has in place. While a classified Board structure may offer advantages, such as promoting board continuity and stability and fostering longer-term perspective, the Board feels that an annual election of all directors has the potential to enhance director accountability to stockholders by enabling stockholders to express a view on the entire Board and individual director performance each year. The Board also considered the potential consequence to the Company of losing the protection of a classified Board structure. The benefit of a classified Board is that it may help to deter hostile takeovers and proxy contests by making it more difficult for a party to gain control of the Board and assert its own priorities without negotiating with incumbent directors who are charged with representing the long-term best interests of all stockholders. However, the Board is aware and took into account that many institutional investors have policies that favor annual elections because of the view that election of directors is the primary means for stockholders to influence corporate governance policies.

Proposed Implementation. If the Charter amendment is approved by stockholders, then beginning with the four nominees standing for election at the 2013 Annual Meeting of Stockholders, and at each annual meeting thereafter, the nominees to fill the director seats with terms expiring at that meeting will be elected for one-year terms to serve until their respective successors are duly elected and qualified at the next annual meeting. This means that at the 2014 Annual Meeting of Stockholders, approximately two-thirds of the Board will stand for election and by the 2015 Annual Meeting of Stockholders, the Board will be completely declassified and all directors will be then be subject to annual election. Consistent with Delaware law, the Charter amendment also provides that once declassification of the Board is accomplished at the 2015 Annual Meeting of Stockholders, thereafter directors may be removed by a majority vote of stockholders with or without cause.

If the Charter amendment is not approved by the stockholders, the Board will remain classified and the Company’s directors will continue to serve under the Charter’s current classification. In such case, the four Class III directors to be elected at the 2013 Annual Meeting of Stockholders would be elected to three-year terms to serve until the 2016 Annual Meeting and until their respective successors are duly elected and qualified.

Vote Required for Approval. In order to declassify the Board of Directors, a substantial number of stockholders must support the proposed Charter amendment at the Annual Meeting. Approval of the

Charter amendment requires the affirmative vote of two-thirds (2/3) of the outstanding shares of the Company’s common stock Broker non-votes and abstentions will have the effect of a vote against this proposal.

The general description of the proposed amendment to the Charter set forth above is qualified in its entirety by reference to the text of the proposed amendment to the Charter, which is attached as Appendix A to this proxy statement.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE IN FAVOR OF THE

ANNUAL ELECTION OF DIRECTORS BY VOTING FOR THE CHARTER AMENDMENT TO

DECLASSIFY THE BOARD OF DIRECTORS

PROPOSAL 2. ELECTION OF DIRECTORS

The Company’s Board of Directors currently consists of 11 members, divided into three classes, who have been elected to hold office for staggered three-year terms as provided in the Company’s Charter. All members of the Board of Directors of the Company are also members of the Board of Directors of The PrivateBank and Trust Company (the “Bank”).

The Board of Directors, upon the recommendation of the Corporate Governance Committee, has nominated the four Class III directors listed below to stand for re-election as directors at this year’s annual meeting. If stockholders approve Proposal 1 to amend the Charter to declassify the Board, then each nominee will be elected to serve for a one-year term expiring at our annual meeting in 2014 and until their successors have been duly elected and qualified. If Proposal 1 is not approved by the Company’s stockholders, each nominee will be elected to serve for a three-year term expiring at our annual meeting in 2016 and until his or her successor has been duly elected and qualified. If Proposal 1 is approved, the directors whose terms expire in 2014 and 2015 will serve the remainder of their current terms, and their successors will be nominated for one-year terms when the current terms expire so that all members of the Board would stand for annual election beginning in 2015.

All of the nominees described below have indicated a willingness to serve, and the Board of Directors has no reason to believe that any of the nominees will not serve if elected. Of the 11 current members of the Board, eight directors have been determined by the Board to be “independent” in accordance with NASDAQ listing standards.

Set forth below are the names, ages and certain background information of each of the continuing directors and director nominees. Also discussed are the particular experience, qualifications, attributes and skills of each of the director nominees and the persons continuing to serve on the Company’s Board that led the Board of Directors to conclude that each director nominee and incumbent director should serve as a director of the Company.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ELECTION OF

EACH OF THE FOUR DIRECTOR NOMINEES.

Class III Directors (terms expire at the 2013 Annual Meeting) and Director Nominees

Robert F. Coleman (68) has been a director since 1990. Mr. Coleman is principal and founder of the Coleman Law Firm, where he is a practicing trial and appellate lawyer with a concentration in complex commercial litigation. Mr. Coleman’s litigation experience includes legal and accounting malpractice, commercial fraud, breaches of fiduciary duty, imprudent investment practices by trustees and other commercial torts. Before founding the Coleman Law Firm, Mr. Coleman was a partner at the firm of Freeman, Atkins & Coleman and served as both an assistant attorney general and assistant chief of the State of Illinois, Antitrust Division. Mr. Coleman is a frequent speaker on matters related to professional liability, financial institution audit committee oversight, corporate governance, compliance and risk management issues.

In his legal practice, Mr. Coleman has regularly represented boards, directors and officers in connection with a broad range of issues such as risk management, audit committee oversight, executive compensation and corporate governance. Through his many years of service on the Board and his representation of institutions, directors and executives, he has gained experience and in-depth knowledge of financial institution risk management and bank regulatory affairs. He brings both legal and audit committee expertise to Board and committee discussions. Mr. Coleman has chaired numerous Board committees and has provided critical leadership to the Board’s Audit Committee for over 10 years, addressing the increased role and responsibilities of the Audit Committee post-Sarbanes-Oxley reforms.

James M. Guyette (67) has been a director since 1990. He currently serves as Chairman of the Board of Directors of the Company. Mr. Guyette is chairman, president and chief executive officer of Rolls-Royce North America Inc., a subsidiary of Rolls-Royce plc (LONDON: RR.), where he also serves as a director. In his role, Mr. Guyette oversees all Rolls-Royce companies and business units in North America, encompassing nearly 8,000 people at more than 66 locations throughout the U.S. and Canada. Previously, Mr. Guyette enjoyed a long and successful career with United Airlines. In his more than 28 years with the carrier, Mr. Guyette held a wide range of increasingly senior positions giving him breadth and depth into all facets of airline management, including marketing, sales and daily operations. Mr. Guyette is currently a director of priceline.com (NASDAQ: PCLN), where he serves as independent lead director, and serves on multiple civic boards including as chairman of the board of the Smithsonian National Air and Space Museum and a member of the board of the directors of the U.S. Chamber of Commerce.

Mr. Guyette has extensive executive management experience involving complex business operations, with particular focus in corporate strategy, marketing, operations and corporate governance. His strong management skills, strategic expertise and significant and ongoing executive leadership contribute to effective Board oversight of management plans and strategy.

Collin E. Roche (42) was appointed to the Board of Directors upon the closing of the Company’s $200 million private placement on December 11, 2007. He is a principal of GTCR Golder Rauner, L.L.C., a private equity firm he joined in 1996. GTCR is the Company’s largest stockholder. Mr. Roche has been nominated as GTCR’s representative pursuant to the terms of its equity investment in the Company. Prior to joining GTCR, Mr. Roche was an investment banker with EVEREN Securities, Inc. and Goldman Sachs & Co. Mr. Roche serves on the boards of directors of Protection One, an electronic security company, BNY ConvergEx Group, an investment technology company, Aligned Asset Managers, an investment management company, Fundtech Inc., a financial technology company, and Premium Credit Limited, a payment facilitation and financing servicing company. Mr. Roche serves on the non-profit board of the Lyric Opera of Chicago.

Mr. Roche has extensive experience over his career working with public companies, including creating governance structures for newly public companies and working with boards of directors of private and public companies. As a principal at GTCR, Mr. Roche focuses on financial technology and financial services businesses and therefore has valuable insight and expertise on key issues to the Company, including operations, credit, risk management and capital markets.

William R. Rybak (62) has been a director since December 2003. Mr. Rybak retired from VanKampen Investments, Inc. in 2000, where he served as executive vice president and chief financial officer since 1986. Mr. Rybak was previously a partner with the accounting firm of KPMG LLP (formerly Peat, Marwick, Mitchell & Co.) since 1982, and is a certified public accountant. Mr. Rybak is currently a member of the board of trustees of Jackson National Life Funds and the Calamos Mutual Funds, and a member of the board of directors of Christian Brothers Investment Services, Inc. Mr. Rybak previously served as a director of Alliance Bancorp, Inc. and its predecessor, Hinsdale Financial Corp., publicly traded banking organizations based in the Chicago area, from 1986 until 2001. Mr. Rybak previously served as a member of the board of directors of Howe Barnes Hoefer & Arnett, Inc., a broker-dealer firm acquired by Raymond James Financial, Inc. Mr. Rybak serves on the board of directors of Lewis University. Mr. Rybak serves as a financial expert on the Company’s Audit Committee.

Mr. Rybak’s background as both an auditor and a chief financial officer provides him with in-depth financial knowledge and insight. He brings this valuable insight, as well as financial reporting expertise and analytical and assessment skills, to enhance board oversight. Additionally, Mr. Rybak’s risk management background and knowledge of risk management functions position him to enhance the effectiveness of the Board’s risk oversight.

Class I Directors Serving Until 2014

Ralph B. Mandell (72) is a co-founder of the Company and currently serves as Chairman Emeritus. He also serves as a consultant to the Company. Mr. Mandell has been a director since the Company’s inception in 1989. Mr. Mandell served as Chief Executive Officer of the Company from 1993 until 2007, and added the title of President from 1999 to 2007. Mr. Mandell served as Chairman of the Company from 1989 until May 2011 when he retired from his long executive career with the organization. Prior to starting The PrivateBank and Trust Company and PrivateBancorp, Inc., Mr. Mandell was the chief operating officer of First United Financial Services, Inc., a publicly traded community banking organization, from 1985 to 1989, and served as its president from 1988 to 1989. He also served as president of Oak Park Trust and Savings Bank, a subsidiary of First United, from 1985 until 1988. Mr. Mandell is active in the community and serves on numerous charitable boards including Operation Hope and the One Hundred Club.

Mr. Mandell offers the Board unique insights and perspectives from 48 years of experience in the banking industry, particularly with respect to serving private banking and trust clients. Mr. Mandell is credited with successfully building the Bank from its origins as a Chicago de novo in 1991 to a multi-state bank with over $4 billion in assets at the time of the strategic transformation initiative in 2007.

Cheryl Mayberry McKissack (57) has been a director since December 2003. She is the chief operations officer of Johnson Publishing Company and the president of JPC Digital. Ms. Mayberry McKissack was the founder, president, and CEO of Nia Enterprises, LLC, a Chicago-based online research, marketing, and digital consulting firm. Prior, she served as the worldwide senior vice president and general manager for Open Port Technology and was vice president for the Americas and a founding member of the Network Systems Division for 3Com (formerly U.S. Robotics). She currently serves on the board of directors for the Deluxe Corporation (NYSE:DLX), a business services and product provider, where she serves on the corporate governance and audit committees. Ms. Mayberry McKissack serves as a director of the University of Chicago Medical Center, the Gaylord and Dorothy Donnelley Foundation, the Shedd Aquarium and the Chicago Public Library Foundation. In 2005, she was named as an Associate Adjunct Professor of Entrepreneurship at the Kellogg School of Business, Northwestern University.

A leader of several entrepreneurial ventures, Ms. Mayberry McKissack’s experience gives her a unique perspective of the challenges of managing growth. This knowledge and experience is relevant to the oversight of the strategic direction of the Company. Ms. Mayberry McKissack also brings marketing, public relations and technology experience, areas of experience less well represented in other Board members. Additionally, Ms. Mayberry McKissack’s decade of corporate board experience and knowledge of and focus on corporate governance best practices have contributed to enhancement of Board effectiveness.

Edward W. Rabin (66) has been a director since December 2003. Mr. Rabin served as president of Hyatt Hotels Corporation from 2003 until his retirement in 2006 and also served as its chief operating officer beginning in 2000. Mr. Rabin is a director of WMS Industries (NYSE: WMS), a manufacturer and distributor of gaming machines, where he serves as lead director and as a member of its audit, compensation and ethics committees, and Sally Beauty Holdings (NYSE: SBH), a beauty supply distributor, where he serves on the compensation and nominating and corporate governance committees. Mr. Rabin is currently a member of the board of trustees of the Museum of Contemporary Art of Chicago.

With significant executive management and board of director experience, Mr. Rabin brings valuable knowledge and perspective to the Board. He has public company experience on audit, compensation and corporate governance committees, both at the Company and on other public boards. Mr. Rabin also has significant experience in real estate, mergers and acquisitions and corporate strategy, gained from his tenure at Hyatt Hotels Corporation.

Larry D. Richman (60) is the President and Chief Executive Officer of PrivateBancorp and the Bank. He has been a director since 2007. Prior to joining the Company in 2007, Mr. Richman was president and chief executive officer of LaSalle Bank, N.A., and president of LaSalle Bank Midwest N.A. Mr. Richman began his career with American National Bank and joined Exchange National Bank of Chicago in 1981, which merged with LaSalle Bank in 1990. Mr. Richman is involved in many civic and charitable organizations, including, among others, Mayor Rahm Emanuel’s World Business Chicago, the Economic Club of Chicago, the Museum of Science and Industry, Northwestern Memorial Hospital, the Field Museum, the Big Shoulders Fund and the Executives Club of Chicago. Mr. Richman is also a member of the Dean’s Advisory Council at Indiana University’s Kelley School of Business.

Mr. Richman brings to the Company over 30 years of banking experience and leadership skills gained from his employment at large and sophisticated financial institutions. Long recognized as a leading commercial banker in Chicago and the Midwest, in his role as Chief Executive Officer, Mr. Richman provides valuable insight to Board strategy discussions and all aspects of the Board’s business and risk management oversight.

Class II Directors Serving Until 2015

Norman R. Bobins (70) has been a director of PrivateBancorp and Chairman of The PrivateBank and Trust Company since July 2008. Mr. Bobins retired in 2007 as chairman, chief executive officer and president of LaSalle Bank, which was the 15th largest bank in the United States at the time. He joined LaSalle Bank in 1990 through its acquisition of Exchange National Bank of Chicago and had joined Exchange National Bank in 1981 as senior executive vice president and chief lending officer. Prior to that, Mr. Bobins was with American National Bank and Trust Company where he was senior vice president, holding various commercial lending positions over 14 years. He currently serves on the boards of directors of AAR Corp (NYSE: AIR), an aerospace and defense products and services provider, Sims Metal Management Ltd. (NYSE: SMS), a metals recycling company, AGL Resources, Inc. (NYSE: AGL), a natural gas distributor, and Aviv REIT, Inc. (NYSE: AVIV), a real estate investment trust. Mr. Bobins is also chairman of the board of directors of RREEF America REIT II, Inc., a real estate investment trust. He is also non-executive chairman of the board of Transco Inc., a diversified industrial company. A recognized civic leader in Chicago, Mr. Bobins is a former member of the Board of Education of the City of Chicago, having been appointed by Mayor Daley for four consecutive four-year terms. He is chairman of the board of trustees of WTTW Communications, Inc. and on the boards of The Field Museum, Illinois Sports Facility Authority, Navy Pier, Inc., The Newberry Library and the U.S. Holocaust Memorial Council, among others.

With 46 years of banking experience and leadership, Mr. Bobins brings to the Board significant business acumen and commercial banking expertise, along with well-established relationships across Chicago’s business and civic communities. Mr. Bobins also provides valuable insight regarding financial regulation from his years of working closely with regulators.

James B. Nicholson (69) has been a director since 2009. Mr. Nicholson is president and chief executive officer of PVS Chemicals, Inc., an international manufacturer, distributor and marketer of chemicals based in Detroit, Michigan. Before joining PVS in 1972, Mr. Nicholson held positions with First National Bank of Chicago in London, England and Dublin, Ireland. From April 2005 until October 2007, Mr. Nicholson was chairman of the board of LaSalle Bank Midwest, N.A. Mr. Nicholson has served on the board of directors of the Amerisure Companies, a commercial property and casualty insurer, since 1982 and as chairman since 1996. Mr. Nicholson is a civic leader in his hometown of Detroit, Michigan, serving on many boards including Detroit Public Television and the Community Foundation for Southeastern Michigan.

Mr. Nicholson has a strong background in economics and finance, as well as experience in banking and financial services, including serving on bank and financial institution boards of directors. Mr. Nicholson’s significant business management and leadership experience gained from his long career at PVS and his corporate board expertise from years of board service equip him with valuable insight and knowledge which he brings to Board and committee discussions.

Alejandro Silva (65) has been a director since August 2005. Mr. Silva has been chairman of the board and chief executive officer of Evans Food Group, Ltd., a food manufacturer and distributor and one of the largest Hispanic-owned companies in the Chicago area, since 1985. Mr. Silva currently serves as a director of Walgreen Co. (NYSE: WAG) and is a member of that company’s audit and nominating committees. Additionally, Mr. Silva is actively involved in civic organizations serving on the boards of directors of the Chicago Transit Authority, Chicago Museum of Science and Industry and the Chicago Council of Global Affairs, as well as other civic organizations in the Chicago area. He is also very active in Latino community affairs serving as chairman of the advisory board of Chicago of Nafinsa Promexico, the largest development bank in Mexico, and on the board of ABC Holding, the second largest Sociedad Financiera de Objeto Limitado (a type of financial institution) in Mexico, focused on developing low income housing in Mexico.

A successful entrepreneur as chief executive of Evans Food Group, Mr. Silva has valuable experience in the areas of strategy, operations and managing growth, which contributes to his effectiveness on the Board. Mr. Silva’s public company board experience and leadership in the community are also valuable to the Company and Board of Directors.

CORPORATE GOVERNANCE

Director Independence

The Corporate Governance Committee has responsibility for evaluating director independence and making recommendations to the Board with respect to determinations of members’ independence based on NASDAQ standards, taking into account any material relationships directors may have with the Company, other than as a director. To assist the Corporate Governance Committee in this regard, each director completes an annual questionnaire designed to identify relationships and transactions that might be perceived as having potential to impair an individual’s independent judgment as a director of the Company. The Corporate Governance Committee reached its determinations by considering the relevant facts and circumstances surrounding a director’s business, banking, consulting, legal, accounting, charitable and familial relationships with the Company, among other factors. In particular, the Corporate Governance Committee considered the outstanding credit relationship between each outside director and the Company’s subsidiary bank and Company donations to civic and charitable organizations to which the directors also have connection. In analyzing the independence of Mr. Bobins, the Corporate Governance Committee considered that certain executive officers of the Company, including Mr. Richman, reported directly to Mr. Bobins for many years prior to joining the Company in 2007 as well as Mr. Bobins’ expanded role and activities on behalf of the Bank as Chairman of the Bank.

Based upon this analysis and the recommendations of the Corporate Governance Committee, in January 2013, the Board of Directors determined that Messrs. Coleman, Guyette, Nicholson, Rabin, Roche, Rybak, and Silva and Ms. Mayberry McKissack, currently serving as directors of the Company, are “independent” directors.

Director Qualification Criteria, Diversity and Nomination Process

The Board believes that a mix of relevant experience and a diversity of perspectives on the Board, along with a commitment to active participation, are important to the effectiveness of the Board, as described in the Corporate Governance Guidelines adopted by the Board and available on the Company’s website at www.theprivatebank.com. To ensure the Board has an appropriate mix of skills and expertise to effectively meet the needs of the Company, the Board seeks the following qualities in Board members and the Corporate Governance Committee reviews the desired mix of skills and experience at least annually:

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an ability to contribute to the Board’s command of financial regulation; technology; finance; financial services; commercial real estate; corporate strategy; executive management of a public company; risk assessment and management; marketing and public relations; mergers and acquisitions and management of fast-track growth businesses; or other elements relevant to the operation of a mid-market publicly traded commercial banking organization in today’s challenging business environment;

•	a relevant educational and professional background;

•	unquestioned integrity, ethics, reputation and character; and

•	demonstrated civic leadership within the communities the Company serves.

The Company’s policy for considering diversity in identifying nominees for director is set forth in the Company’s Corporate Governance Guidelines. The Board seeks to consider candidates reflecting a range of age, gender, ethnicity and experience and the Corporate Governance Committee assesses the effectiveness of this policy annually. The Corporate Governance Committee noted, consistent with this policy, the Board’s composition reflects diverse business backgrounds and experience, including public and private company management and board experience, finance, law, entrepreneurial endeavors, financial services and marketing, as well as a range of ages, a woman member and a mix of ethnic backgrounds.

The Board of Directors has delegated responsibility to the Corporate Governance Committee to identify and select director nominees who possess the personal traits, experience and relevant skills necessary to contribute to effective oversight of management of the business and represent stockholder interests through exercise of sound judgment. The Corporate Governance Committee, comprised entirely of independent directors, recommends to the full Board for approval the proposed slate of director nominees for election at the annual meeting. The slate of nominees for election at this Annual Meeting was approved by the Board at its meeting in January 2013.

The Corporate Governance Committee examines the skills and experience of all current directors and the existing composition of the Board to evaluate the mix of disciplines, experience and other characteristics and diversity of directors represented on the Board. The Corporate Governance Committee reviews each incumbent director’s performance as a Board member and his or her commitment to the Board principles, as outlined in the Corporate Governance Guidelines, as well as continued satisfaction of minimum qualifications and fulfillment of director performance expectations. The Board and the Corporate Governance Committee believe that continuity in leadership and board tenure and cohesiveness among board members maximizes the Board’s ability to exercise meaningful Board oversight.

Under its policies, the Corporate Governance Committee also considers the following in selecting the proposed nominee slate: (i) at all times, at least a majority of directors must be “independent” in the opinion of the Board as determined in accordance with NASDAQ listing standards; (ii) at all times, at least three members of the Board must satisfy the heightened standards of independence for Audit Committee members; and (iii) at all times, the Board should have at least one member who satisfies the criteria to be designated by the Board as an “audit committee financial expert.”

Stockholder Director Nominee Recommendations. It is the policy of the Corporate Governance Committee to consider stockholder recommendations of proposed director nominees if such recommendations are deemed to be serious and timely received. The Corporate Governance Committee intends to evaluate any such nominee recommended by stockholders in the same manner in which it considers nominees that it identifies and selects. To be timely, recommendations must be received in writing at the Company’s principal executive offices, addressed to the Corporate Governance Committee, at least 120 days prior to the date of the annual meeting. In addition, any stockholder director nominee recommendation must include the following information:

•	the proposed nominee’s name and qualifications and the reason for such recommendation;

•	the name and record address of the stockholder(s) proposing such nominee;

•	the number of shares of the Company’s stock which are beneficially owned by such stockholder(s); and

•	a description of any financial or other relationship between the stockholder(s) and such nominee or between the nominee and the Company or any of its subsidiaries.

No stockholder recommendations were received for the 2013 Annual Meeting.

Board Leadership Structure

The Company’s Board leadership structure has evolved over the past few years to meet the changing needs of the Company. Since late 2007 when Mr. Richman was newly hired as Chief Executive Officer, the Chairman position has been separate from the CEO position. Mr. Guyette, an independent director, was selected to act as lead director in 2010, and the Board appointed him as independent non-executive Chairman in 2011. Among other responsibilities assigned to independent board leadership as described in the Corporate Governance Guidelines, Mr. Guyette sets the agenda and chairs regular board meetings to ensure the Board focuses appropriately on risk oversight and key strategic priorities.

As part of the Board’s annual self-evaluation process at year end 2012, the Board evaluated its leadership structure and determined that the separation of the CEO and Chairman roles with independent Board leadership is serving the Company well. The separation of the roles provides a clear distinction between the management duties of the CEO and the oversight function of the Board and provides an effective system of checks and balances.

Board Oversight of Risk Management

The Board of Directors views risk oversight as one of its most essential responsibilities. While management of the Company has the responsibility for the day-to-day assessment and management of risk, the Board creates an appropriate culture of risk management and sets the proper tone at the top. The Board is responsible for understanding and evaluating major risks of the Company’s strategic plans, ensuring that appropriate risk management control systems and procedures are in place and ensuring that management takes the appropriate steps necessary to manage and mitigate major risks. The Business Risk Committee of the Board has been delegated responsibility for many of the Board’s risk oversight duties and monitors risks on an enterprise-wide basis, with particular focus on oversight of credit risk, interest rate risk, liquidity risk, market risk and operational and technology risk. To ensure fulfillment of the duties delegated to it by the Board of Directors, the Business Risk Committee receives regular risk management reports from management and meets regularly with appropriate management representatives in the areas of credit risk management, treasury management, operations and enterprise risk management. The Board of Directors considers recommended risk management policies and risk appetite and sets appropriate risk limits. The Business Risk Committee monitors compliance with such risk limits. The Board of Directors reviews the Company’s risk management policies at least annually, and will review such policies more frequently if necessary. The Audit Committee has primary responsibility for overseeing financial risk including risks associated with accounting, financial reporting and internal controls. The Audit Committee also oversees the compliance program to ensure appropriate management of regulatory compliance risk. The Audit Committee meets regularly with appropriate management representatives in the areas of finance, credit review, internal audit, and legal and compliance. As part of its responsibilities, the Compensation Committee assesses risks related to the Company’s compensation programs to ensure compensation programs do not incentivize imprudent risk taking by business managers. This risk assessment process has included an analysis to identify risk and mitigating controls related to compensation programs and the balancing of potential risk against the goal of maximizing stockholder return. Based on that assessment, we do not believe that our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on the Company.

Board Committees

Members of the Company’s Board of Directors have been appointed to serve on various committees of the Board. The Board of Directors has four standing committees: (1) the Compensation Committee; (2) the Corporate Governance Committee; (3) the Audit Committee; and (4) the Business

Risk Committee. Each of the Compensation Committee, Corporate Governance Committee and Audit Committee are comprised entirely of “independent” directors in accordance with the NASDAQ listing standards.

Compensation Committee. The Compensation Committee is, among other things, responsible for developing, in collaboration with management, the Company’s compensation philosophy; reviewing and approving the compensation of the CEO and our other executive officers; reviewing and approving the Company’s annual bonus program; administering the Company’s equity incentive plans and other stock-related or incentive compensation plans or programs; reviewing and approving any changes to or establishing executive compensation and employee benefit programs, non-cash compensation programs, retirement and savings plans, and fringe benefit and expense reimbursement programs; reviewing and making recommendations for Board approval with respect to Board and Board committee compensation; and reviewing executive and employee compensation plans for unnecessary or excessive risk or risks related to the manipulation of earnings in an effort to increase compensation. The Compensation Committee also advises and assists management in formulating policies regarding compensation and submits its Compensation Committee Report included elsewhere in this proxy statement. The current members of the Compensation Committee are Messrs. Rabin (Chairman), Nicholson and Roche and Ms. Mayberry McKissack. All members of the Compensation Committee are “independent” directors within the meaning of the NASDAQ listing standards. A copy of the current charter of the Compensation Committee is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com.

Corporate Governance Committee. The Corporate Governance Committee is responsible for proposing to the Board a slate of nominees for election as directors by stockholders at each annual meeting. The Corporate Governance Committee also takes a leadership role in shaping the Company’s corporate governance practices. In carrying out its duties, the Corporate Governance Committee has been delegated the responsibility to: determine criteria for the selection and qualification of the Board members; review the composition of the Board and its committees and make recommendations to the Board from time to time relating thereto; recommend for Board approval director candidates to fill any vacancies that occur between annual meetings; evaluate, at least annually, and make recommendations regarding each Board member’s “independence” status consistent with then applicable legal requirements; make recommendations regarding director orientation and continuing education; oversee the Company’s shareholder engagement practices; evaluate “best practices” and review and assess the effectiveness of corporate governance practices and policies followed by the Company and the Board and recommend changes as appropriate; and conduct, at least annually, a performance assessment of the Board. The Board of Directors has adopted a charter for the Corporate Governance Committee which is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com. The current members of the Corporate Governance Committee are Ms. Mayberry McKissack (Chairman) and Messrs. Guyette, Nicholson and Silva. All members of the Corporate Governance Committee are “independent” directors within the meaning of the NASDAQ listing standards.

Audit Committee. The Audit Committee is responsible for supervising the Company’s accounting, reporting and internal control practices. Generally, the Audit Committee reviews the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process, and annually reviews the qualifications of the independent public accountants. The independent public accountants are responsible for auditing the Company’s consolidated financial statements and expressing an opinion as to their conformity with generally accepted accounting principles. In addition to being “independent” directors within the meaning of the NASDAQ listing standards, as currently in effect, all members of the Audit Committee satisfy the heightened independence standards under the SEC rules, as currently in effect. The Board of Directors has determined that Mr. Rybak is an “audit committee financial expert” as that term is defined in SEC rules. The current members of the Audit Committee are Messrs. Coleman (Chairman), Nicholson, Rabin, Rybak and Silva. A copy of the current charter of the Audit Committee is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com.

Business Risk Committee. As discussed above, the Business Risk Committee is responsible for assisting the Board in its risk oversight duties and monitors risks on an enterprise-wide basis, with particular focus on oversight of credit risk, interest rate risk, liquidity risk, market risk, investment risk and operational risk. The Business Risk Committee monitors the ongoing effectiveness and appropriateness of the Company’s risk policies (including risk limits) and management’s compliance with these policies, including management’s undertaking of appropriate activities to identify, assess and manage risk. The Business Risk Committee also oversees the effectiveness of the Company’s enterprise risk management program and monitors all significant risks to the Company, including, without limitation, operational risk and information technology risk. The current members of the Business Risk Committee are Messrs. Rybak (Chairman), Bobins, Coleman, Mandell, Richman and Roche.

Board and Committee Meetings

During 2012, the Board of Directors held 6 regular Board meetings. The Compensation Committee met 6 times, the Corporate Governance Committee met 5 times, the Audit Committee met 12 times and the Business Risk Committee met 6 times during the year. The Board regularly holds dinner sessions the evening before each Board meeting for educational programs with members of management or outside presenters or for board-only discussions.

Each of the directors of the Company attended at least 75% of the total number of meetings of the Board and Board committees on which such director served during fiscal year 2012.

The Board of Directors and its committees regularly meet in executive sessions without the Chief Executive Officer or other members of management present. In addition to several dinner meetings a year attended exclusively by non-management directors, executive sessions are held following each Board and Committee meeting.

Succession Planning

The Board of Directors has in place a written management succession planning policy in order to minimize the risk of adverse impact from an unplanned CEO vacancy and to help ensure the continuity of senior management. In accordance with this policy, in December 2012 the Board conducted an annual review of the strength and depth of executive talent and considered ongoing executive development. Members of the Board regularly interact with members of senior management at Board and committee meetings, strategic planning sessions, educational programs and other Board functions.

Stock Ownership Guidelines

We maintain stock ownership guidelines consistent with the Board’s belief that significant stock ownership by executive officers and directors strengthens the alignment of their interests with our stockholders and promotes our long-term business objectives. Under the guidelines, our non-employee directors, CEO and other executive officers are expected to accumulate shares of our common stock to meet the applicable ownership level by the later of March 31, 2013 (five years from the date the guidelines were adopted) or their election or appointment to a position covered by the guidelines (the “accumulation period”). If the guideline level increases by more than 10% due to either a change in a person’s title or change in base salary/retainer of more than 10%, the person has five years from that increase to achieve the incremental change in the guideline level.

The following shares are counted toward guideline compliance: (i) shares owned directly or indirectly by the individual or his or her immediate family members residing in the same household, (ii) shares held in the Company’s 401(k)/employee stock ownership plan (or KSOP), (iii) shares underlying restricted stock awards or RSUs that are subject solely to time-based vesting criteria which have not yet vested and (iv) shares or share equivalent units underlying deferred compensation of executives or deferred fees paid to directors. The following shares are not counted: (i) shares underlying unexercised stock options (regardless of whether the option has vested), (ii) unvested performance share units before the performance criteria have been satisfied, and (iii) shares pledged for a loan, including any shares pledged in a margin account (whether or not a margin loan is outstanding).

To satisfy the policy, the officer or director must have acquired and must hold shares having a value equal to a specified multiple of base salary or cash retainer. Until reaching the applicable level, he or she must retain (and not sell, pledge, assign or otherwise transfer) the net, after-tax shares received upon the exercise of stock options or the vesting and/or delivery of stock awards under the Company’s compensation plans. The ownership guidelines are indicated in the following table.

Position	Stock Ownership Guideline

Chief Executive Officer	5 times annual base salary
Other Executive Officers	3 times annual base salary
Non-Employee Directors	3 times annual cash retainer

As of March 1, 2013, each of our non-employee directors exceeded the guideline level applicable to them. For our executive officers, each has either already met the applicable guideline or is on track to meet it within the contemplated timeline.

Anti-Hedging & Pledging Policy

Because hedging and monetization transactions may permit an owner of the Company’s securities to retain full ownership and, potentially, voting rights of those securities, but without the full risks and rewards of ownership, the Company implemented a policy under which executive officers and directors are prohibited from engaging in any hedging or monetizing transactions, including the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

Company policy also discourages pledging of Company stock by directors and executive officers. Pledging of a significant amount of shares by insiders has the potential to be perceived as altering the financial risk of ownership. Pledging of Company shares could result in unexpected sales of the Company’s common stock upon margin calls or other foreclosures on pledged shares, and the Company seeks to avoid the potential for adverse market reaction in the event of large, unexpected sales of Company shares by insiders.

Directors and executive officers are permitted to pledge shares of Company common stock they hold in excess of the stock ownership guidelines. Prior to meeting the stock ownership guidelines (provided they are on track to meet them within the expected time periods), directors and executive officers may pledge only those shares they acquire other than through grants from the Company, but under no circumstances may they pledge a significant amount of shares (when taken together with all shares pledged by the Company’s directors and executive officers). Directors and executive officers must pre-clear any pledging of Company stock by them or their immediate family members under the Company’s Insider Trading Policy.

Director Continuing Education

The Company’s directors are encouraged to seek out and attend director education seminars throughout the year. Director education is also provided at dinner meetings or during regularly scheduled meetings of the Board of Directors and its various committees through presentations by both internal business heads and external speakers. During 2012, members of the Board participated as attendees or panelists in a number of outside professionalism and director continuing education programs. The Company reimburses directors for their attendance at such seminars.

Stockholder Communications with Directors

Generally, stockholders who have questions or concerns regarding the Company should contact the Company’s Investor Relations department at (312) 564-2000 or visit the Investor Relations page on the Company’s website at www.theprivatebank.com. However, any stockholder who wishes to communicate directly with the Board of Directors, or one or more individual directors, may direct correspondence in writing to the Board, any committee of the Board or any named directors, c/o the Corporate Secretary of the Company at PrivateBancorp, Inc., 120 South LaSalle Street, Suite 400, Chicago, Illinois 60603. The Company’s policy is to forward written communications received from stockholders to the appropriate directors, unless the communication consists of marketing materials or other general solicitations.

Policies adopted by the Board of Directors encourage directors to attend the Company’s annual meeting of stockholders each year. Ten out of the eleven Board members attended the 2012 Annual Meeting of Stockholders.

Corporate Governance Guidelines

The Corporate Governance Guidelines adopted by the Board of Directors are posted on the Company’s website at www.theprivatebank.com.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership of the Company’s common stock as of March 28, 2013, with respect to (1) each director and nominee for director; (2) each of the named executive officers of the Company identified in this proxy statement; (3) all directors and executive officers of the Company as a group; and (4) each beneficial owner of more than 5% of any class of voting securities of the Company.

	Number of Common Shares Beneficially Owned		Restricted Stock Units(1)	Restricted Stock(2)	Exercisable Options(3)	Total Amount of Beneficial Ownership(4)	Total Percentage Ownership(4)(5)
5% or Greater Stockholders
GTCR Golder Rauner II, L.L.C. and related entities 300 N. LaSalle Street, Suite 5600 Chicago, Illinois 60654	9,738,529	(6)	—	—	—	9,738,529	12.54%
FMR LLC 82 Devonshire Street Boston, Massachusetts 02109	7,330,400	(7)	—	—	—	7,330,400	9.44%
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	5,242,439	(8)	—	—	—	5,242,439	6.75%
The Vanguard Group 100 Vanguard Boulevard Malvern, Pennsylvania 19355	3,993,649	(9)	—	—	—	3,993,649	5.14%

Directors
Ralph B. Mandell	934,006	(10)	6,966	—	44,000	984,972	1.27%
Larry D. Richman**	316,418	(11)	75,813	20,848	234,375	647,454	*
Norman R. Bobins	92,966		15,052	—	62,500	170,518	*
Robert F. Coleman	70,561	(12)	14,593	—	15,000	100,154	*
James M. Guyette	125,468	(13)	14,593	—	15,000	155,061	*
Cheryl Mayberry McKissack	5,300		14,593	—	12,000	31,893	*
James B. Nicholson	37,546	(14)	13,258	—	—	50,804	*
Edward W. Rabin, Jr.	70,162	(15)	14,593	—	12,000	96,755	*
Collin E. Roche	9,738,529	(16)	—	—	—	9,738,529	12.54%
William R. Rybak	21,875	(17)	14,593	—	12,000	48,468	*
Alejandro Silva	22,664	(18)	14,593	—	9,000	46,257	*
Total Directors	11,435,495		198,647	20,848	415,875	12,070,865	15.46%

Non-director Named Executive Officers
Kevin M. Killips	79,609		—	48,195	67,188	194,992	*
Bruce R. Hague	121,182	(19)	—	43,008	86,571	250,761	*
Bruce S. Lubin	79,403	(20)	—	42,845	101,228	223,476	*
C. Brant Ahrens	33,895	(21)	—	25,121	55,619	114,635	*
Total Directors and Executive Officers (19 persons)	11,891,034		219,303	253,330	958,326	13,321,993	16.95%

*	Less than 1%
**	Denotes person who serves as a director and who is also a named executive officer.
(1)	Reflects restricted stock units subject to vesting on various dates within the next three years on the basis of continued service, including 26,406 shares that vested on April 1, 2013 after the record date, 8,510 of which were surrendered by executives in payment of the tax withholding in connection with the vesting of such shares.
(2)	Reflects shares subject to vesting on various dates within the next three years on the basis of continued service.
(3)	No options are scheduled to become exercisable within the next 60 days.
(4)	Beneficial ownership is determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended.
(5)	Based upon 77,652,809 total shares outstanding as of March 15, 2013, consisting of 74,116,893 shares of common stock and 3,535,916 shares of non-voting common stock which are convertible into common stock.

(6)	Based on the information included in an amended Schedule 13D filed by GTCR Golder Rauner II, L.L.C. and related entities with the SEC on November 12, 2009, and as further amended by a Form 4/A filed on January 8, 2010; includes 3,535,916 shares of common stock issuable upon the conversion of 3,535,916 shares of non-voting common stock.
(7)	Based on information included in a Schedule 13G filed on February 13, 2013 by FMR LLC.
(8)	Based on information included in a Schedule 13G filed on February 4, 2013 by BlackRock, Inc.
(9)	Based on information included in a Schedule 13G filed on February 7, 2013 by The Vanguard Group.
(10)	Includes 69,000 shares held by Mr. Mandell’s spouse and 185,000 shares pledged as collateral.
(11)	Includes 295 shares allocated to Mr. Richman’s account in the KSOP.
(12)	Includes 2,535 shares held by Mr. Coleman’s spouse. Excludes shares held by the Robert F. Coleman & Associates Retirement Savings Plan of which Mr. Coleman is trustee, except to the extent of his pecuniary interest therein. Mr. Coleman disclaims beneficial ownership of all other shares held in the Retirement Savings Plan.
(13)	Includes 9,800 shares held by Mr. Guyette’s spouse and 9,648 shares held in the Company’s deferred compensation plan.
(14)	Includes 6,845 shares held in the Company’s deferred compensation plan.
(15)	Includes 5,250 shares held by Mr. Rabin’s spouse and 4,912 shares held in the Company’s deferred compensation plan.
(16)	Based on the information included in a Form 4 dated November 3, 2009, as amended by Form 4/A filed on January 8, 2010, filed by Mr. Roche with the SEC. All 9,738,529 shares are beneficially owned by GTCR Golder Rauner II, L.L.C. and related entities, of which Mr. Roche is a member and/or partner; includes 3,535,916 shares of common stock issuable upon the conversion of 3,535,916 shares of non-voting common stock of the Company. Mr. Roche disclaims beneficial ownership of all of these shares, except to the extent of his pecuniary interest therein.
(17)	Includes 2,610 shares held by Mr. Rybak’s spouse.
(18)	Includes 10,170 shares held in the Company’s deferred compensation plan.
(19)	Includes 1,300 shares held by Mr. Hague’s spouse, 600 shares held by Mr. Hague’s children, 3,030 shares allocated to Mr. Hague’s account in the KSOP, 3,996 shares in the Company’s deferred compensation plan, and 77,379 shares pledged as collateral.
(20)	Includes 1,485 shares held by Mr. Lubin’s daughter.
(21)	Includes 1,670 shares held in the Company’s deferred compensation plan.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Our executive compensation program consists primarily of base salary and short- and long-term incentives and is delivered in a combination of cash and equity. By tying a portion of the value of our compensation to achievement of financial goals or the value of our common stock, our program is designed to reward performance that advances our business and strategic objectives, align the interests of stockholders and executive officers, motivate long-term value creation and provide competitive compensation without encouraging unnecessary or excessive risks. To strengthen the pay-for-performance linkage of our executive compensation programs, beginning in 2013, a portion of our executives’ equity incentive awards will be tied to the achievement of three-year cumulative earnings per share goals.

Company Performance. Beginning in late 2007, we hired a team of experienced middle market commercial bankers and, under the leadership of our current Chief Executive Officer, initiated our strategic plan to transform the Company into the leading Chicago-based financial services institution for middle-market companies. Under the current leadership team, since 2007 we have significantly reshaped our Company, expanding the size and breadth of the Company with new commercial client relationships, adding community banking offices and introducing new products and services. We achieved this growth despite the challenging operating conditions arising from a significantly weakened economy, a dramatic decrease in commercial real estate values and a prolonged low interest rate environment. Over the past five years:

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total assets increased from $5.0 billion at the end of 2007 to $14.1 billion at year-end 2012, including growth in total loans from $4.2 billion at December 31, 2007 to $10.1 billion at the end of the most recent year; and

•	we improved the mix of our loan portfolio, increasing the portion comprised of commercial loans from 19% at the end of 2007 to 64% at December 31, 2012.

Over this period, our results have been greatly impacted, primarily as a result of credit remediation costs due to the credit-risk profile of the loan portfolio inherited by our leadership team. In recent years, the U.S. economy has been marked by sluggish labor market improvements, limited GDP growth, low inflation, and, only recently, upward movement in housing prices. Our executive compensation programs have been primarily aimed at the more immediate priorities of improving credit quality, returning to profitability and successfully operating in a difficult and volatile environment. Our executive team directly confronted our asset quality challenges and drove total nonperforming assets down from $437 million (or 3.63% of total assets) at year end 2009 to $221 million (or 1.57% of total assets) at December 31, 2012. The successful turnaround efforts of management to strengthen our balance sheet and stabilize our credit quality trends were imperative to position our Company for its future.

With the achievement of several milestones in our turnaround, 2012 marked a strong year for the Company:

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We reported 2012 net income available to common stockholders of $64.5 million (or $0.88 per share) more than double the $30.7 million (or $0.43 per share) in the prior year and as compared to a loss of $12.1 million in 2010.

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In October 2012, we successfully completed offerings of $200 million of new debt and equity capital and redeemed all of the preferred stock we had issued to the U.S. Treasury under its Troubled Asset Relief Program (“TARP”) Capital Purchase Program.

•	We increased our total deposits by over 17% at year end 2012 compared to December 31, 2011.

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We significantly progressed our overall asset quality improvement. Special mention and potential problem loans decreased 46% from the prior year-end balance, and non-performing assets at the end of 2012 decreased 43% from December 31, 2011.

•	We delivered on our strategic goal of increasing fee revenue, growing it 20% during 2012 (excluding the impact of securities gains/losses).

•	We increased total loans by 13% during 2012 from $9.0 billion at December 31, 2011 to $10.1 billion a year later.

•	Our stock price increased 40% during 2012, the highest stock price performance of any company in our peer group.

•	We improved our performance on various profitability and return metrics (including return on assets (ROA) and return on equity (ROE)).

Overview of Key 2012 Compensation Decisions. We believe that our executive compensation program should provide a balanced, competitive total compensation program, rewarding behaviors that further the Company’s strategic objectives and performance-based culture without incenting unnecessary and excessive risks. We want the program to be a reasonable and appropriate investment that rewards recent performance improvements, while at the same time advancing the long-term interests of stockholders. In setting the 2012 objectives for the CEO and executive management, the Committee and the Board intended to reward progress made on longer-term strategic priorities. The Committee believes that the program achieved its goals within the confines of TARP restrictions applicable for 2012. As discussed in more detail below, the following are highlights of our 2012 executive compensation program:

TARP Impact on Compensation Structure

•	Because we were a participant in TARP during 2012, the 2012 compensation structures for certain of our executives continued to be impacted by TARP compensation restrictions.

2012 Annual Incentive Plan

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We replaced a net income available to common stockholders (“NIAC”) metric with an earnings per share (“EPS”) metric to align with the key metric we believe our stockholders use to measure profitability.

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We set target objectives at levels that were more aggressive than target objectives and actual results for the prior year. The 2012 annual bonus structure was designed so that full execution of the 2012 operating plan, at the projected levels, would result in funding of the bonus pool at 85% of target.

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The plan’s metrics were designed to motivate executives and employees to focus on strategic imperatives to improve profitability, strengthen our balance sheet, increase fee income, stabilize credit and enhance our platform for growth. We met or exceeded our 2012 operating plan forecasts in three of the five plan performance metrics, including EPS which was 26% above operating plan forecasts. The Committee approved a corporate-wide 2012 bonus pool equal to the target level of 100%. This was determined by the formulaic results of the plan performance metrics.

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We revised how 2012 annual bonuses would be calculated for executive officers to take into account not only corporate performance against plan metrics, but also the Committee’s discretionary assessment of progress on the strategic priorities of diversifying our client deposit and loan portfolios and optimizing capital utilization as well as financial and share price performance relative to peers.

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2012 annual bonus payouts to Messrs. Bruce Hague and Brant Ahrens (the two named executive officers who were not subject to TARP incentive compensation restrictions and therefore eligible for the plan) were 92% and 98% of their respective target bonus opportunities. These amounts were based on, among other things, 2012 Company performance against the annual bonus plan’s metrics, the Committee’s assessment of progress made against the strategic priorities described above, individual performance and performance by the respective business units that report to each of these executives.

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As in the past two years, we deferred the payout of 25% of 2012 annual bonuses through the use of restricted shares vesting over three years. The use of restricted shares as the deferral mechanism is intended to better align the incentive award payout with risk outcomes of decisions generating the performance that resulted in the award. In this way, unsatisfactory risk outcomes of current decisions would likely decrease the future value of the deferred portion of the incentive award.

Equity Sale Restrictions for Executive Officers

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To foster alignment between the long term interests of our executive officers and shareholders, restricted shares granted to executive officers as part of the equity deferral of the 2012 annual bonuses contain a sale restriction under which vested shares may not be sold until March 1, 2019 (three years after the final tranche vests). The restriction lifts if employment terminates for any reason before that date.

Long-Term Incentive Program

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To align our executives’ and employees’ long-term focus with stockholders’ interests, and to promote retention, we granted awards in 2012 under our long-term incentive program as an equal-valued mix of restricted stock and options. The value of these awards to Messrs. Hague and Ahrens were 58% and 74%, respectively, of their base salaries at the beginning of 2012. For Messrs. Richman, Killips and Lubin, who were subject to TARP restrictions on incentive compensation, we awarded them 2012 equity incentives in the form of either restricted stock or restricted stock units (RSUs), as applicable.

Share Utilization and Compensation Expense

•	While we value equity as a meaningful component of compensation, we balanced our use of equity with a commitment to monitor and control financial statement expense, EPS costs and the level of share utilization under our equity plan. We focused equity grants on key employees who we believe have the potential to strongly contribute to the Company’s future results. Stock option and restricted stock/RSU grants made during 2012 to our named executive officers were 6% and 20%, respectively, of the aggregate 2012 stock option and restricted stock/RSU grants. Excluding the salary stock issued during the year in connection with TARP-compliant pay structures, the restricted stock and RSUs granted to our named executive officers during 2012 amounted to 15% of the total of such 2012 awards.

Overview of 2012 CEO Compensation. Mr. Richman’s 2012 compensation was subject to restrictions under TARP (as more fully described below) because we participated in TARP during that year. Most notably, TARP regulations limit the portion of total annual compensation that can be variable performance-based pay. Therefore, a larger portion of Mr. Richman’s 2012 total compensation package is comprised of fixed pay components than would have been provided consistent with our compensation philosophy. To satisfy the requirements, consistent with the 2011 approach, the Committee structured his compensation with the goal of delivering a market-competitive pay opportunity that retained some meaningful element of performance incentives.

Consistent with TARP, Mr. Richman’s 2012 pay consisted of fixed pay elements of base salary, salary stock and temporary fixed cash compensation. The amount of these fixed pay components remained the same in 2012 as in 2011. The salary stock was issued ratably throughout the year and fully vested at grant date. Though not required by TARP, the salary stock was subject to a three-year non-transferability restriction (compared to a two-year restriction for salary stock awarded in 2011). While these fixed components, in total, were above the historical base salary (or fixed compensation) median of our peer group, the amount was determined to fall within the 50th to 75th percentile for the peer group’s median total direct pay opportunity. Since TARP restricts incentive compensation to one-third of total compensation, the Committee set the amount of these fixed pay elements to give the Committee sufficient flexibility to grant Mr. Richman the opportunity to earn a fully competitive, but not outsized, pay package relative to peers if 2012 performance warranted it.

In determining the amount of Mr. Richman’s 2012 incentive award, the Committee balanced Company and individual CEO achievements and performance with the Company’s performance relative to peers. In particular, the Committee considered:

•	the Company’s achievements and progress against its 2012 operating plan;

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the Committee’s assessment of the Company’s significant accomplishments during 2012 that were instrumental to promoting the Company’s long-term strategic priorities (including increasing the stability of our financial position through risk management improvements, our TARP repayment which increases our strategic flexibility, the substantial improvements in asset quality, improved 2012 earnings and strong stock price performance);

•	its assessment of the CEO’s individual performance during 2012 along with input from each of the other Board members relative to this assessment; and

•	the amount of compensation already delivered to the CEO through the fixed pay elements of his compensation package.

Based on these considerations, the Committee awarded Mr. Richman a 2012 incentive award in the amount of $850,000 ($500,000 of which was granted in December 2012 and $350,000 of which was granted in February 2013) which resulted in total 2012 compensation amounting to $3.1 million.

Consistent with TARP incentive compensation requirements, the 2012 incentive award was granted in the form of RSUs which vest two-thirds on March 1, 2015 and one-third on March 1, 2016, subject to his continued employment. To allow the Company full tax deductibility of the awards, after vesting, the shares underlying Mr. Richman’s RSUs will generally only be distributable to him upon his resignation or other separation from the Company for any reason.

Overview of 2013 Compensation Decisions. Due to the foundations put in place by management over the past five years to react to the then-immediate priorities of improving credit quality and returning to profitability, the Compensation Committee and Board placed increased emphasis on rewarding the advancement of longer-term strategic priorities in the 2013 executive compensation programs. As such, the Committee made the following decisions regarding 2013 executive compensation, each as discussed more fully under “– The Elements of Our Compensation Program – 2013 Compensation.”

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To promote the achievement of long-term profitability, the Committee tied a portion of 2013 executive pay opportunity to the attainment of sustained earnings over a three-year period, which further aligns executives’ interests with shareholders’. This performance-based long-term incentive was granted in the form of performance share units (“PSUs”). The shares underlying these incentives will vest only if we achieve a specified cumulative EPS target over the three-year performance period ending December 31, 2015. They will be settled and converted into common stock two years after vesting, subject to recoupment or “clawback” under certain circumstances.

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We adopted a 2013 corporate incentive plan materially consistent with the 2012 plan, but made slight changes to the metrics and their relative weighting to reflect our current strategic position and priorities. The Committee believes it struck the appropriate balance of driving long term profitability while retaining appropriate risk controls.

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The metrics in the 2013 annual bonus plan were set so that execution at levels consistent with our 2013 internal operating plan will result in funding of the 2013 bonus pool at 85% of target. As in 2012, management will have to out-perform the Company’s internal operating plan in order to receive 100% funding of the annual bonus pool.

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Target cash payouts for executives under the 2013 annual incentive plan are set at 75% of the executives’ target bonus opportunities, and the PSU grants described above will result in deferred equity payout opportunities for the remaining 25% of that amount in lieu of time-based restricted stock previously used to defer 25% of annual bonuses.

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We changed the vesting provisions for all options granted in early 2013 so that they will vest 100% after three years (rather than ratably over three years) to better align employees’ interests with our shareholders who invest long-term.

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Executives are subject to a mandatory holding period after full vesting of the restricted shares granted to executive officers as part of our 2013 long-term incentive program. Executive officers may not sell vested shares until March 1, 2019 (three years after the final tranche vests) unless their employment terminates for any other reason prior to that date.

TARP, the American Recovery and Reinvestment Act of 2009 and Other Regulatory Action

In January 2009, the Treasury Department invested approximately $244 million in the Company. As a TARP participant, we were required to abide by certain statutory and regulatory standards that affect compensation, as described below, for the time periods during which TARP funds were outstanding. We repaid all TARP funds in October 2012. As a result, during 2013, TARP compensation restrictions no longer apply to any of our executive officers. However, various restrictions continued to affect certain incentive compensation paid in early 2013 to some executive officers to the extent the incentives related to 2012 performance. Of particular relevance is TARP’s prohibition on the payment or accrual of bonus, incentive or retention compensation to our five most highly compensated employees (as calculated under applicable TARP rules (“Top-5 MHCEs”)), subject to certain exceptions. The Top-5 MHCEs are determined annually based on the prior year’s compensation. During 2012, it applied to Messrs. Richman, Killips and Lubin. As discussed below, to comply with TARP, we adjusted 2012 compensation programs and structures for these three executives.

The TARP restrictions on the form, manner and timing of payment of certain compensation and the necessary changes resulting from these limitations create a distortion of the preferred combination of fixed and variable compensation and the use of short- and long-term incentive compensation for affected individuals. With the assistance of its independent compensation consultant, the Committee evaluated compensation alternatives intended to provide the affected executives a competitive compensation package and to minimize the risk of losing these key executives. The Committee also took note that fixed pay components, whether paid in the form of cash, salary stock or both, afford one of the few vehicles to deliver competitive compensation while maintaining compliance with TARP restrictions. Incentive compensation opportunities for our executives affected by TARP rules are limited to restricted stock awards with a minimum two-year service period. Further, the size of TARP restricted stock grants is limited to one-third of total compensation for the year, which is well below typical competitive incentive levels for senior executives of our peer group companies not impacted by these TARP restrictions. In restructuring compensation for TARP compliance, the Committee also evaluated internal, peer group and market comparables and also considered actions taken by similarly-situated financial institutions.

In addition to the restrictions noted above, among other requirements to comply with TARP standards, we took steps to:

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prohibit severance or other incremental payments upon departure from the Company to our senior executive officers and the five most highly compensated employees who are not senior executive officers, other than payment of compensation earned for services rendered or accrued benefits;

•	prohibit tax gross-ups to our senior executive officers and our 20 most highly compensated employees who are not senior executive officers; and

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adopt “clawback” provisions which enable us to recapture bonus and incentive compensation paid to our senior executive officers and our 20 most highly compensated employees who are not senior executive officers, if the bonus or incentive compensation proves to have been based on statements of earnings, revenues, gains or other criteria that are later found to be materially inaccurate.

Upon our October 2012 repurchase of all the preferred stock we issued in connection with TARP, the prohibitions on severance and tax gross-up payments terminated. The TARP-specific clawback provisions, while no longer applicable for compensation earned in 2013 or later years, will continue to apply to bonus and incentive compensation earned by affected individuals during the years in which we participated in TARP, regardless of when ultimately vested, paid or settled. As discussed below under “– Additional Information Relating to Executive Compensation – Clawback Policy,” we implemented a Company clawback policy in early 2012 that applies irrespective of TARP participation and added additional clawback provisions to the performance-based incentives granted to executive officers in 2013.

Our Compensation Committee and Its Practices

Membership. The Compensation Committee of our Board of Directors currently consists of the following four members: Messrs. Rabin (Chairman), Nicholson and Roche and Ms. Mayberry McKissack, each of whom has served on the Committee for the full period since the last annual meeting of stockholders. Each of the members is an “independent” director in accordance with NASDAQ listing standards.

Duties and Process. The Committee operates under a written charter adopted by the Board of Directors. A copy of the current charter is posted under the Investor Relations portion of the Company’s website at www.theprivatebank.com. The Committee is responsible for implementing and monitoring our overall executive compensation program. Under its charter, the Committee, among other things:

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in collaboration with management, develops the Company’s executive compensation philosophy for approval by our Board of Directors and monitors the overall effectiveness and design of our executive compensation program, taking into account evolving regulations, risk management and compensation trends;

•	reviews and approves the compensation of our CEO and other executive officers;

•	reviews and approves the Company’s annual bonus program, including establishing performance goals and approving the aggregate bonus pool amount;

•	administers our long-term incentive compensation program, including grants of stock-based compensation and the establishment of vesting and other terms;

•	establishes, and reviews compliance with, executive stock ownership guidelines;

•	reviews and approves the peer group used for executive compensation program comparisons and evaluating Company performance;

•	has the authority to retain and pay for an independent compensation consultant to assist the Committee with executive and director compensation matters;

•	considers the independence of its compensation advisers prior to engaging or receiving advice from them; and

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as required by TARP, conducted reviews of employee compensation plans to ensure such arrangements do not encourage unnecessary or excessive risks that would threaten the value of the Company or contain features that could encourage the manipulation of reported earnings to enhance compensation.

Considerations in Executive Compensation Decisions. In connection with approving our executive compensation philosophy, compensation program design and compensation decisions, the Committee takes into account various considerations it deems relevant, including the following factors:

•	desirable balances of fixed versus variable pay, short-term versus long-term incentives and cash versus equity compensation;

•	comparative factors, including local market conditions, peer group comparisons and relative performance data and competitive trends in executive compensation in the banking industry;

•	the Company’s financial performance and, where applicable, the financial performance of business units overseen by an executive;

•	stockholder return;

•	incentive, motivation and retention considerations;

•	individual performance and total compensation data, including a history of all cash, equity, perquisites and benefits, compiled for each executive;

•	tax, accounting and other factors affecting the cost of compensation to the Company;

•	equity burn rate and share utilization considerations;

•	applicable regulatory guidance;

•	TARP restrictions (as applicable); and

•	the results of stockholder votes on annual “say-on-pay” proposals.

Compensation Consultant. The Committee retains Pearl Meyer & Partners, LLC (“PM&P”) as its independent consultant to advise it on certain aspects relating to executive compensation and certain matters pertaining to our overall compensation programs. The consultant reports directly to the Committee. Under the direction of the Committee Chairman, PM&P:

•	prepared a pay-for-performance analysis for the Committee in early 2012;

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advised the Committee on executive compensation planning for 2012 and 2013 (including providing advice related to TARP restrictions applicable to certain executive officers’ 2012 and 2013 compensation packages and reviewing and commenting on the incentive programs applicable to all employees and the 2012 annual incentive program put in place for eligible executive officers);

•	reviewed executive officer 2012 pay recommendations;

•	reviewed the Compensation Discussion and Analysis contained in this Proxy Statement;

•	assisted with and commented on various comparative pay analyses;

•	advised the Committee on director compensation for 2012; and

•	prepared and presented to the Committee various executive compensation and Company performance comparisons against peers and market to assist the Committee in fulfilling its duties.

A representative of PM&P was present at all but one of the Committee’s meetings held in 2012. During 2012, PM&P did not provide any services to the Company other than the services described above as approved by the Committee. In accordance with Nasdaq listing requirements, the Committee considered the following factors to assess PM&P’s independence: (1) whether PM&P provided services other than executive compensation advice; (2) the amount of fees received by PM&P as a percentage of its total revenue; (3) PM&P’s policies and procedures designed to prevent conflicts of interest; (4) any business or personal relationship between any of the individuals at PM&P who advise the Committee and any Committee member; (5) any business or personal relationships with PM&P (or any of the individuals there who advise the Committee) with any executive officer of the Company and (6) whether any such individuals at PM&P own our common stock. Based on this assessment, the Committee determined that PM&P’s work for the Committee did not raise any conflicts of interest.

Peer Group Data. The Committee regularly reviews, and updates as necessary, our peer group and peer group selection criteria. In doing so, it considers the advice and recommendations of PM&P and Company management. The Committee benchmarks compensation against peers in order to obtain comparative information regarding the overall structure of the compensation program and, from time to time, may use such information as one among many factors it considers when making its final decisions. The Committee does not use benchmarking data in order to set final salary or incentive amounts.

In October 2012, the Committee approved the continuation (unchanged) of the Company’s prior year’s peer group consisting of the following 16 financial institutions, 12 of which are current or former TARP participants:

Associated Banc-Corp	IBERIABANK Corporation	UMB Financial Corporation
BancorpSouth, Inc.	MB Financial, Inc.	Umpqua Holdings Corporation
First Citizens BancShares, Inc.	Prosperity Bancshares, Inc.	Valley National Bancorp
FirstMerit Corporation	Signature Bank	Wintrust Financial Corporation
First Midwest Bancorp, Inc.	Sterling Financial Corporation
Fulton Financial Corporation	Susquehanna Bancshares, Inc.

This peer group reflects publicly-traded bank holding companies from around the country that emphasize commercial lending and are reasonably similar in asset size and market capitalization. The peer group entities (1) range in asset size from approximately $8 billion to $23 billion as of December 31, 2012, with an average asset size of approximately $15 billion, (2) had a market capitalization at year-end 2012 ranging from approximately $940 million to $3.4 billion, with an average market capitalization of $1.7 billion and (3) have loan portfolios with concentrations in the commercial sector greater than 55% of total loans. Our asset size and market capitalization at December 31, 2012 were $14.1 billion and $1.2 billion, respectively.

When this peer group was first approved in 2011, exceptions were made to these criteria to include Associated Banc-Corp (because they are a local competitor) and Susquehanna Bancshares, Inc. (because they closely approximated these criteria). Then, banks meeting the size criteria but with different business models or less similar loan portfolio compositions were excluded from the peer group. When considering the peer group in late 2012, five additional banks met the criteria, but the Committee determined to not add any of them to the peer group so as to (1) maintain consistency, (2) appropriately position the Company near the peer median based on asset size and (3) maintain an adequately-sized peer group. We continue to believe these 16 companies are an appropriate group against which to compare our compensation because they:

•	in general, are a close match to us based on asset size;

•	reflect a reasonable market capitalization range around the Company’s market capitalization level;

•	represent a smaller number of peer companies in line with current trends and which result in a tighter and more homogenous range of peer results against which to compare performance and compensation;

•	align with our commercial business model; and

•	are representative of the group of companies to whom we compare ourselves and that we believe the investment community compares us.

Conduct of Committee Meetings. The Committee seeks input and recommendations from senior management, other directors and its independent compensation consultant as part of its decision-making process. The executives support the Committee in the discharge of its responsibilities by providing, among other things, individual and Company performance data, tax and accounting information and legal and corporate governance analysis and recommendations. The Committee meets regularly in executive session to discuss matters and take final action with respect to compensation decisions, often with the participation of its independent compensation consultant. The Committee also requested and considered advice from internal legal counsel and has the authority and funding to hire independent legal counsel to the extent deemed appropriate. From time to time, other members of the Board may be invited to participate in the Committee’s discussions. Neither the CEO nor any other executive participates in the Committee’s deliberations with respect to the CEO’s compensation.

Our Executive Compensation Philosophy

Our executive compensation program is designed to contribute to long-term stockholder value by attracting, motivating and retaining a high performing executive team critical to our Company’s success. Decisions regarding total compensation program design for our executives, as well as individual pay decisions, are made in the context of our compensation philosophy, which seeks to link executive compensation to short-term and long-term financial success and strategic priorities of the Company. The following principles drive our executive compensation program:

Executive compensation should reward performance and focus on long-term success. A significant portion of our executive compensation program consists of variable pay (in the form of cash and equity) based on short- and long-term incentive programs designed to motivate and reward performance.

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Our executive annual incentive compensation is primarily based on the achievement of corporate financial metrics designed to promote the achievement of our profitability and strategic priorities with individual awards paid out on the basis of performance against individual objectives. We establish individual goals to incent behaviors that will drive sustained performance that is achievable without encouraging excessive risk taking. Overall annual bonus plan funding and individual awards are larger when we achieve superior performance compared to goals and smaller (or not paid) in years when our performance does not meet desired levels.

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We also provide long-term incentives to our executives to promote retention and the alignment of their interests with long-term value creation. An important component of these long-term incentives consists of retention-focused equity awards with multi-year time-vesting schedules. We also deliver long-term incentives with multi-year performance-vesting schedules. We believe that the combination of these awards helps avoid management turnover and aligns executives’ decisions, risk-taking and judgment with long-term stockholder value.

Executive compensation should be competitive. Our compensation program provides aggregate compensation and individual components that are competitive with other relevant financial institutions in markets in which we compete for talent. The Committee benchmarks against peers in order to obtain information regarding the overall structure of the compensation program and, from time to time, may use such information as one among many factors it considers when making its final decisions. We deliver compensation through:

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Fixed compensation (base salary). We aim to set base salaries for current executives to be competitive with our peer group. While we assess our base salaries against peer group and survey data, and consider the market median, that analysis is only one among several factors we use in setting individual base salaries. While peer group comparisons fluctuate from year to year, it is our philosophy to not markedly adjust salaries each year to conform to changes in peer comparisons.

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Short-term incentive (bonus). Bonus opportunities are typically set forth in executive employment agreements negotiated on hire and may result in above median levels of total cash compensation in order to recruit and retain experienced executives who are important to the success of our strategy. Annual incentives are generally paid in cash, but the Committee may change the form of these awards as it deems appropriate to incent behaviors necessary for our success.

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Long-term incentives. Long-term awards typically consist of a combination of stock options and restricted stock/units, with multi-year service periods. The Committee changes the form or mix of awards to those that they believe will best motivate and reward behaviors most critical to driving our long-term success. At times when, due to market and economic factors, we have a reasonable longer-term view on achievable long-term financial goals, we have used equity awards with vesting contingent upon the achievement of specific quantitative performance objectives over a multi-year performance period.

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Compensation packages for new hires. In order to recruit top talent, it may be necessary to offer aggregate compensation packages for new executives that are different in mix and/or exceed the parameters of our general compensation philosophy. After such executives are hired, it is our philosophy to not dramatically change their compensation to conform with peer comparisons, but rather to adjust their compensation annually based on their performance and contributions to the Company and its long-term strategic priorities.

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Employment agreements. We have entered into employment agreements with all of our executive officers which contain severance and change-of-control provisions along with restrictive covenant provisions we deem appropriate to protect the Company’s operations. We believe these agreements are necessary to retain the talent needed to execute our strategies.

•	Employee benefit and retirement programs. We seek to provide competitive employee benefit and retirement programs.

Executive compensation should reflect good corporate governance and compensation practices. As discussed above under “– Our Compensation Committee and Its Practices,” the Committee complies with strong corporate governance practices and fulfills the duties and responsibilities proscribed by its charter.

Risk Considerations. In the interest of prudent risk management, we periodically assess the risk profile of our compensation programs to reduce unnecessary or excessive risks and to confirm that any such risks are not reasonably likely to have a material adverse effect on us.

Regulatory Considerations. We structure and operate our pay-for-performance compensation programs within the constraints of applicable regulatory restrictions, such as TARP.

The Elements of Our Compensation Program

The discussions below focus on compensation paid in 2012 to our Chief Executive Officer (Mr. Richman), our Chief Financial Officer (Mr. Killips) and our three other most highly compensated executive officers (Messrs. Hague, Lubin and Ahrens). We refer to these individuals as our “named executive officers” or as “senior executive officers.”

Fixed Pay Elements

Base Salary. Base salary is paid in cash and comprises the primary fixed pay element of our executive compensation program. In setting 2012 base salaries, the Committee considered competitive pay data and Mr. Richman’s recommendations for the other executive officers (which reflected his assessment of individual performance, new responsibilities assigned and relative contributions to Company performance as well as the impact of restructuring the total compensation packages of Messrs. Killips and Lubin due to their inclusion in the TARP Top-5 MHCE group for 2012).

The Committee increased Mr. Hague’s 2012 base salary by $14,500 and Mr. Killips’ by $55,000 (reflecting, for Mr. Killips, the breadth of his role, including his additional responsibilities overseeing certain operational functions which he assumed in February 2012). The Committee increased Mr. Lubin’s 2012 base salary by $30,000 to reflect strong performance of the businesses that report to him. For Mr. Ahrens, the Committee increased his 2012 base salary by $22,000. Mr. Ahrens assumed a new leadership role as the President, Personal Client Services, in early 2012 with responsibility for driving the Company’s strategic objective of diversifying its core funding base. These base salary increases were effective March 1, 2012. Mr. Richman’s 2012 base salary did not change from its 2011 level of $950,000. In maintaining that amount, the Committee considered that he received a significant base salary increase as part of the TARP restructuring of his 2011 compensation. The Committee also considered peer CEO pay comparisons provided by PM&P.

As a result of these actions, named executive officer base salaries as of December 31, 2012, were:

Named Executive Officer	Position	2012 Base Salary(1)

Larry D. Richman	President and Chief Executive Officer	$950,000	(2)
Kevin M. Killips	Chief Financial Officer	$500,000
Bruce R. Hague	President, National Commercial Banking	$464,500	(2)
Bruce S. Lubin	President, Illinois Commercial Banking	$450,000	(2)
C. Brant Ahrens	President, Personal Client Services	$362,000

(1)	Effective March 1, 2012.
(2)	Does not include salary stock and temporary fixed cash compensation awarded as part of TARP compensation structures.

Salary Stock and Temporary Fixed Cash Compensation. Messrs. Richman, Killips and Lubin were subject to the TARP prohibition on the payment or accrual of bonuses, incentive or retention compensation during 2012 and, therefore, were not eligible to participate in the 2012 annual bonus program. Absent these restrictions, under the terms of their respective employment agreements, Messrs. Richman, Killips and Lubin would have had target 2012 bonus opportunities of $1,187,500, $450,000 and $405,000, respectively. In order to maintain a total compensation opportunity appropriate for their positions and levels of responsibility, their compensation was temporarily adjusted due to the TARP-related restrictions on bonus payments. The additional fixed compensation in 2012 for Messrs. Richman, Killips and Lubin included cash payments in the amounts of $650,000, $275,000 and $250,000, respectively, and TARP-compliant salary stock awards in the same amounts.

These amounts were paid in installments from March through December 2012. The salary stock was paid in the form of fully-vested stock (based on the closing price of the Company’s common stock as of each payroll date, net of tax withholding) and cash equal to the tax withholding amount. To maintain a measure of long-term focus in the compensation packages, the salary stock may not be sold by any of these executives for 36 months from issuance. These amounts are not considered “base salary” or “bonus” for purposes of determining bonus, if any, or for any other employee benefit calculations.

Due to TARP restrictions limiting variable compensation to one-third of total compensation, the 2012 fixed pay component for Mr. Richman was set to provide the Committee sufficient flexibility to deliver him a fully competitive pay package relative to peers if the Company’s 2012 performance exceeded expectations. Based on peer comparisons provided by the Committee’s independent compensation consultant in December 2011, shortly before the Committee set the fixed elements of Mr. Richman’s 2012 compensation, analysis suggested that the CEO’s fixed pay elements would be between the median and 75th percentile of peer total pay opportunity.

2012 Annual Incentive Compensation

2012 Annual Bonus Plan. Annual bonus payments represent a significant portion of our executives’ overall compensation opportunity. In 2012, our two named executive officers who were not subject to TARP restrictions on the payment of incentive compensation (Messrs. Hague and Ahrens) participated in the annual bonus plan. To place a strong focus on achieving long-term strategies, the Committee approved a new method for determining 2012 annual bonuses to eligible executive officers. The Committee created an aggregate pool from which such bonuses would be paid based:

•	50% on Company’s performance against corporate-wide annual bonus metrics; and

•

50% on the Committee’s assessment of progress against the strategic priorities of (a) diversifying our client deposit and loan portfolios (to help decrease the concentration of larger deposits and larger credit relationships), (b) optimizing capital utilizations (through disciplined management of risk-weighted assets in order to achieve acceptable capital ratios allowing for repayment of TARP in 2012 assuming favorable market conditions to permit an efficient capital raise) and (c) improving our return on assets (ROA), return on equity (ROE) and stock price.

Corporate-Wide Bonus Plan. The 2012 corporate-wide bonus plan is structurally similar to the prior year’s plan. Under its terms, a corporate-wide bonus pool was funded based upon the Company’s 2012 financial and operating performance relative to certain pre-established metrics that aligned with the Company’s 2012 operating plan as approved by the Board. The table below sets forth each metric under the 2012 plan, performance levels and actual performance levels approved by the Committee.

	Metric Weighting	Threshold		Target		Superior		Maximum		2012 Actual
Plan Funding Percentage		40%		100%		125%		150%		100%

2012 Performance Metric

Diluted earnings per share	50%	$0.39		$0.95		$1.28		$1.65		$0.88

Total criticized assets	20%	$567	(1)	$404	(1)	$344	(1)	$294	(1)	$343	(1)

Total non-interest income, excluding security gains/losses	10%	$82	(1)	$105	(1)	$115	(1)	$127	(1)	$111	(1)

Average core client deposits(2)	10%	$7,616	(1)	$8,023	(1)	$8,223	(1)	$8,429	(1)	$7,861	(1)

Operating profit as a percentage of average risk-weighted assets(3)	10%	1.51%		1.85%		2.00%		2.15%		1.74	%(3)

(1)	In millions.
(2)

Calculated as average client deposits less public funds and deposits from other large clients (clients with deposits over $75 million) plus any new deposits in excess of $50 million. This amount is exclusive of brokered deposits and one-way CDARS® (Certificate of Deposit Account Registry Service).

(3)	Average risk-weighted assets are calculated in accordance with regulatory requirements.

Performance Metrics. The metrics were established to motivate and reward performance aligned with the Company’s strategic objectives and long-term focus. As part of the compensation risk reviews performed in 2011 and 2012, we conducted a comprehensive analysis of the plan metrics and a detailed assessment of the employee behaviors incented by such metrics. Based on these reviews, we incorporated changes into the 2012 plan (compared to 2011’s plan) to (1) more closely align our employees’ behaviors with those desired under our strategic priorities, (2) ensure that bonus funding levels at different levels of corporate performance were appropriate and (3) lessen the reliance on metrics in the form of ratios.

For example, the metric that most strongly influences the final bonus pool funding is EPS, which accounts for 50% of pool funding. That metric was changed from the 2011 metric of net income available to common stockholders to align more closely with the key metric we believe stockholders use to measure profitability. Three metrics in the form of ratios in the 2011 annual bonus plan were changed to comparable hard dollar metrics in 2012 in order to maintain the behavior incentives underlying the metrics, but to avoid potential unintended consequences that can occur with ratio metrics. In addition, the average core client deposits metric was created to promote more granularity of deposits, and operating profit as a percent of average risk weighted assets was added as a metric to focus employee behavior on the importance of managing risk-based capital. Finally, the 2012 plan eliminated the 2011 efficiency ratio metric because the focus on revenue generation and cost containment was adequately addressed through other metrics.

The Committee also considered each metric’s performance bands which set forth how much a specific change in a metric affects ultimate pool funding. Wider performance bands require more of an improvement in a metric before pool funding is impacted. Overly tight bands could result in larger funding based on smaller changes in the metric. The bands were set to provide for the necessary incentives to reward improvement but without excessively rewarding minor metric improvements. Finally, the Committee maintained a “maximum” performance level to incentivize performance beyond the superior level, but extended the performance band for such result in a manner that was designed to mitigate incentives to engage in risky behavior to push metrics well beyond “superior” in order to enhance payouts.

Performance Against Metrics. Performance levels for each metric were based upon the Company’s operating plan for 2012 as approved by the Board. The operating plan was representative of projected financial performance based upon management’s internal budgeting process and strategic initiatives for the year. As determined by the Committee, execution of that plan, at the projected levels, would have correlated to a 2012 bonus pool of 85% of target (compared to 70% for 2011 when the operating plan contemplated a more challenging year). Company performance would have to exceed the performance goals underlying the operating plan in order to result in a bonus pool funding of 100% of target. A bonus pool at “target” is equal to the sum of each eligible participant’s base salary multiplied by his or her target bonus percentage. Target bonus percentages generally do not change from year to year and, in the case of the named executive officers, are set forth in their employment agreements.

The plan provided that performance that exceeded or fell short of target would result in funding levels with respect to each metric as shown in the table above. Each metric contributed to bonus pool funding independently, assuming each met the threshold level at a minimum. However, if EPS did not reach the “superior” performance level, then each of the remaining metrics could not fund at a level above 125%, regardless of actual results. Performance below threshold for any metric would not qualify for funding relative to that metric. Based upon the formulaic calculations of the plan, the Committee approved a 100% funding of the corporate bonus pool in early 2013.

Committee’s Assessment of Progress against Long-Term Strategic Priorities. The Company’s primary 2012 accomplishments toward the strategic objectives listed above were:

•	improvements in risk management and related increases in the stability of the Company’s financial position;

•	exiting from our TARP obligation without impairing our capital position or EPS prospects, thereby positioning the Company with greater strategic flexibility going forward;

•	achieving 2012 net income and EPS results that were substantially in excess of profit plan forecasts set at the beginning of the year and more than double the prior year’s results;

•	substantially improving asset quality; and

•	increasing our stock price 40% during 2012.

The Committee also considered that (1) while our return on equity (ROE) and return on assets (ROA) ratios lagged peers, our improved profitability drove increases in such ratios; (2) even though the deposit mix had not changed significantly during 2012, total deposits increased significantly during the year (providing solid funding for the Company’s operations) and (3) while our three-year annualized stock price performance was below 2012’s performance, the one-year increase of 40% in 2012 reflected the best stock price performance of any company in our peer group. Based on its assessment of these achievements against the strategic priorities, the Committee determined to fund this portion of the aggregate eligible executive officer annual bonus pool at target.

Named Executive Officer 2012 Annual Bonus Amounts and Partial Deferral. In accordance with their employment agreements, the target bonus opportunity percentages for Messrs. Hague and Ahrens were 110% and 90%, respectively, of their applicable base salaries. Mr. Richman presented to the Committee, his recommendations for awards to each executive officer. In approving amounts for individual executive officers, the Committee considered Mr. Richman’s recommendations, which were based on his assessment of these executives’ individual and business unit or support group performance, their relative contributions toward the strategic goals outlined above and the aggregate size limitations of the bonus pool described above.

The Committee approved awards to Messrs. Hague and Ahrens of $472,400, $320,000, respectively, which correspond to 92% and 98% of their respective bonus opportunities, slightly less than the 100% funding percentage for the Company-wide annual bonus pool. For Mr. Hague, this payout was in recognition of the performance of the business unit he oversees which had operating profit ahead of budget, as well as syndication and capital markets revenue well above budget. Mr. Richman noted Mr. Hague’s contributions toward the Company’s strategic objectives through his unit’s profitable growth and increased fee income. The payout amount also reflects that his business unit’s performance was slightly below target primarily due to credit losses on certain large loans.

For Mr. Ahrens, his payout reflected the breadth of his responsibilities and strong leadership performance, the strong results of our private wealth and mortgage businesses, the implementation of new strategies, a decrease in expenses in our community banking branch network and the strong performance of the administrative functions that report to Mr. Ahrens. In addition, Mr. Richman considered Mr. Ahren’s contributions to our strategic objectives, noting that he was a significant contributor to the Company’s 2012 deposit gathering initiative and his unit helped increase overall fee income.

As in 2012, the Committee provided that 25% of any bonus awarded to the eligible named executive officers and approximately 170 other key employees under the 2012 plan would be paid in shares of restricted stock to vest in three equal annual installments, with the remainder paid in cash. The goal of the deferral was to shift a larger percentage of total compensation for these key employees toward the long-term, to enhance employee retention and to create greater alignment between employee and stockholder incentives. The use of restricted stock as the deferral mechanism was meant to link a portion of incentive compensation with future risk outcomes, consistent with regulatory guidance. The restricted stock granted in connection with this deferral to our executive officers contains a restriction on sale under which a recipient may not sell it until three years after the final vesting or his or her earlier resignation or other separation from the Company for any reason. This was done to foster alignment between the long term interests of the recipients and shareholders and to reduce costs associated with the grants.

2012 Incentive Compensation for TARP-Affected Named Executive Officers.

Continuation of TARP-Structures after TARP Repayment. Under TARP, incentive compensation for each of the Top-5 MHCEs for service performed during 2012 is limited to one-third of such person’s total 2012 compensation (as determined under TARP rules and regulations) and may only be paid in TARP-compliant restricted stock. These restrictions applied only to that portion of 2012 during which the Company participated in TARP. Because they applied at the beginning of 2012, Messrs. Richman, Killips or Lubin were not eligible to participate in the 2012 annual bonus plan.

Promptly after exiting TARP in October 2012, the Committee met and considered whether to continue the TARP compensation structures for full-year 2012 or to terminate those structures and redesign a new structure more in line with the Company’s executive compensation philosophy for the final two months of 2012. The Committee believed that the complexity of designing new programs for two months, and the difficulty of creating appropriate metrics and incentives for such a short time period outweighed the benefits of normalizing the pay structures. As a result, the TARP-compliant packages continued for the remainder of 2012. The structures contemplated a long-term incentive award, payable in TARP-compliant restricted stock, in order to motivate and reward 2012 performance, with the amount of any such award to be determined by the Committee in its discretion. This structure gave the Committee the flexibility to fully reward each of them in the event Company and/or individual performance exceeded the expectations set in our 2012 operating plan, 2012 annual incentive plan and individual objectives set at the beginning of 2012.

Executive Performance Considerations. In connection with its determination of Mr. Richman’s award, the Committee considered total CEO pay relative to peers, the Company’s strong 2012 performance and the amount of compensation already delivered to him through the fixed pay elements of his compensation structure. As discussed above, the Committee also considered how the Company performed relative to peers and the level of achievement against our long-term strategic priorities. The Committee also discussed its assessment of Mr. Richman’s performance with the other non-management directors to obtain their input. As a result of these factors, and within the TARP limitations on the size of this award, the Committee awarded Mr. Richman a 2012 equity incentive award in the amount of $850,000, consisting of 52,136 RSUs.

The Committee approved 2012 incentive compensation awards to Messrs. Killips and Lubin in the amount of $364,000 and $345,000, respectively, consisting of 21,846 and 20,606 restricted shares, respectively. In determining the awards to Messrs. Killips and Lubin, the Committee considered Mr. Richman’s recommendation, which took into account their 2012 individual performance and, in the case of Mr. Lubin, the performance of the business unit that reported to him. Mr. Killips’ award reflects the various operational and data collection enhancements he made to the Company’s finance, operations and information technology departments, all of which he oversees. It also reflects the instrumental role he played in the Company’s TARP repayment. Mr. Lubin’s award reflects the strong 2012 performance of the Illinois commercial line of business he oversees and its significant impact on Company-wide results. Mr. Lubin’s business unit also supported the Company’s strategic goals through generation of increased fee income via cross-sell to his commercial clients, increased deposits and strong syndications. For both executives, the Committee also considered the amount of compensation already delivered to each of them through the fixed pay elements of their TARP compensation structures.

Structure of TARP-Compliant Incentive Awards. These awards were granted partly on December 31, 2012 and partly on February 22, 2013. In accordance with TARP rules, Mr. Richman’s RSUs and Messrs. Killips’ and Lubin’s restricted stock include minimum service requirements (under which no portion of the award may vest until the second anniversary of grant). Two-thirds of the awards vest on March 1, 2015 with the remaining one-third vesting on March 1, 2016, subject to continued employment. After vesting, the shares underlying Mr. Richman’s RSUs generally are distributable to him upon his resignation or other separation from the Company for any reason. In addition, for the portion of Messrs. Killips’ and Lubin’s awards made in 2013, they may not sell vested shares until the earlier of March 1, 2019 or their death, disability, termination of employment for any reason or a change-in-control. Under SEC rules, only the December 2012 grants are reflected in the Summary Compensation Table below. The remaining portions granted in 2013 will be included in that table in our 2014 proxy statement.

Long-Term Incentive Awards

We have an annual broad-based equity program to provide a long-term incentive to our employees to build stockholder value and enhance retention. There is no specific target value of individual awards to executive officers, expressed as a percentage of base salary or otherwise. However, prior to approving awards, the Committee reviews market and peer group equity award practices. As was done the prior year, long-term incentive awards in 2012 were comprised of an equal mix of restricted stock and stock options. Based on Mr. Richman’s recommendations, the Committee approved the following awards:

Named Executive Officer	Aggregate Award	Restricted Stock (#)	Stock Options (#)

Bruce R. Hague	$337,500	11,727	25,338
C. Brant Ahrens	200,000	6,949	15,015

The exercise price of the options is $14.39, the closing price of our common stock on February 22, 2012, the grant date. The restricted stock and options vest in three equal installments on the first, second and third anniversaries of March 1, 2012. These amounts reflect grants to Messrs. Hague and Ahrens of 74% and 58%, respectively, of their base salaries in effect as of December 31, 2011. These 2012 amounts are a lesser percentage of base salary than the 2011 long-term grants, which were 80% of respective base salaries for non-TARP restricted named executive officers.

Executive Benefits and Perquisites. Our CEO and each of our named executive officers are eligible to participate in the employee benefit programs we provide to our employees generally (including our KSOP and health and life insurance programs) as well as a disability insurance program for senior officers. We do not maintain a defined benefit plan or supplemental executive retirement plan. We maintain a non-qualified deferred compensation plan under which our executives may defer a portion of their current cash compensation. We do not provide matching or other contributions under that plan. Deferred amounts are credited with earnings based either on a rate of interest determined under the plan or based on the performance of deferred stock units which mirror the performance of the Company’s common stock. We also provide executive officers with a fixed monthly allowance to cover club dues. During 2012, we provided Mr. Richman with a driver, who is also a Company employee, to assist him with the discharge of his duties.

Employment Agreements

We maintain employment agreements with our CEO and other named executive officers. We have done so because employment agreements provide certainty and stability to our management team and are typical within our industry, particularly in light of consolidation that has and is likely to continue to take place. The employment agreements contain commitments with respect to the executive’s position and compensation, provide for severance benefits in the event of involuntary termination within or outside the context of a change in control and obtain commitments from the executive with respect to confidentiality and restrictive covenants.

Our willingness to enter into employment agreements with our CEO and named executive officers was an important factor in our ability to attract the executives. The agreements were based on our assessment of then-current competitive practice, recruitment considerations, input from the Compensation Committee’s compensation consultant and legal counsel and negotiations with the executives. None of these agreements were amended in 2012. For a more complete description of the potential payments to named executive officers in the event of termination of employment or a change in control, see “Executive Compensation – Potential Payments upon Termination or Change in Control.”

2013 Compensation. During 2012, the Company had net income available to common stockholders of $64.5 million, compared to $30.7 million the prior year. The Company also redeemed its TARP preferred stock, significantly improved its credit quality and increased loans and deposits. Based on these and other successes during 2012, the Committee approved the following 2013 executive compensation decisions.

Fixed Pay Elements. During the Committee’s annual performance evaluation and assessment of executive compensation, Mr. Richman recommended for 2013 base salary increases for our executive officers. Company-wide 2013 salary increases (based on merit, promotions and market adjustments) were managed to approximately 3.5% in the aggregate. Mr. Richman recommended an aggregate executive officer base salary increase substantially in line with that amount and recommended allocating that pool to individual executive officers based on relative performance rankings which, as discussed above, reflected his assessment of individual performance and contributions. The Committee considered Mr. Richman’s individual salary recommendations. The Committee approved the increases, as recommended, so that named executive officers’ base salaries, effective March 1, 2013, are as follows:

Name	2012 Base Salary	2013 Base Salary	% Increase

Larry D. Richman	$950,000	$950,000	—
Kevin M. Killips	500,000	515,000	3.0%
Bruce R. Hague	464,500	476,500	2.6%
Bruce S. Lubin	450,000	465,000	3.3%
C. Brant Ahrens	362,000	374,000	3.3%

Messrs. Killips’ and Lubin’s base salaries increased for the reasons described above under “– 2012 Annual Incentive Compensation – 2012 Annual Bonus Plan – 2012 Incentive Compensation for TARP-Affected Named Executive Officers.” Messrs. Hague’s and Ahrens’ increases reflect their respective individual and business unit performance as discussed above under “– 2012 Annual Incentive Compensation – 2012 Annual Bonus Plan.” TARP restrictions do not apply to our 2013 compensation programs. Therefore, the temporary fixed cash and salary stock components of TARP-compliant compensation packages have been eliminated.

Mr. Richman did not receive a salary increase from his 2012 base salary. In making this decision, the Committee took into account that he had received a significant base salary increase as part of his 2011 TARP restructuring. In addition, as discussed above, the Committee took into account the comparative review of CEO pay relative to peers provided by its independent compensation consultant and the Company’s financial performance relative to peers and the level of its strategic progress.

2013 Annual Bonus Plan. All of our named executive officers will participate in our 2013 annual bonus plan. Individual bonus targets (unchanged from 2012) are set at the following percentages of their respective base salaries: 125% for Mr. Richman; 110% for Mr. Hague and 90% for the other named executive officers. The 2013 bonus plan is structurally similar to the 2012 plan. A bonus pool will be funded based upon the Company’s 2013 financial and operating performance relative to certain pre-established metrics that align with the Company’s 2013 operating plan as approved by the Board in early 2013. The 2013 metrics were established to motivate and reward performance aligned with the Company’s strategic objectives and long-term focus. Those metrics, and their relative weightings, are:

Metric	Weighting

Diluted earnings per share	45%
Total criticized assets	15
Average core client deposits as a percentage of average loans	15
Operating profit	15
Total non-interest income	10

Compared to the 2012 annual bonus plan, EPS remained as the primary metric driving plan funding due to its importance in growing long-term shareholder value. Its weighting decreased from 50% in 2012 to 45% to allow the 2013 plan to sufficiently reflect the importance of other factors. The weighting of the criticized assets metric was decreased from 20% to 15% due to our credit improvements, but the 15% weighting still encourages employees to remain vigilant about maintaining our improved credit. The ratio of average core client deposits to average loans was set forth as a ratio, rather than an absolute dollar amount as in 2012, in order to incentivize growth in non-wholesale funding that mirrors growth in loans so that the new loans remain properly funded with core client deposits. The core deposits ratio weighting increased from 10% to 15% to reflect the Company-wide initiative and focus on deposit granularity in support of loan growth. The operating profit metric was changed to a hard dollar metric (rather than 2012’s metric which was presented as a ratio to risk-weighted assets) due to the 2013 focus on driving revenue and expense control, compared to the 2012 goal of capital management. Its weighting increased to 15% in recognition of the Committee’s strong attention to expense management.

Each metric will contribute to bonus pool funding independently. However, if the EPS metric does not reach the “superior” performance level, then each of the remaining metrics may not fund at a level above 125%. The allocation of the executive officer bonus pool to individual executives will be based on evaluations of individual and business unit performance. As in 2012, our executive officers will receive the substantial majority of their 2013 annual incentive in cash, but will no longer receive an equity deferral of 25% of such amount. Instead, the 25% component of their annual bonus opportunity has been recast as a long-term incentive. See “– Long-Term Incentives – Performance-Based Long-Term Incentives” below.

Long-Term Incentives.

Time-Based Long-Term Incentives. Our annual broad-based equity program provides a long-term incentive to our employees to build shareholder return and enhances retention. Similar to the prior year, one-half of the 2013 long-term award value to our named executive officers (and eligible employees Company-wide) consisted of stock options, and one-half consisted of restricted stock (or RSUs in the case of Mr. Richman). The restricted stock and RSUs will vest in three equal installments on the first, second and third anniversaries of March 1, 2013. As with the restricted stock granted as part of the deferral of a portion of the 2012 annual bonus, the Committee added a restriction on sale to the restricted stock portion of the long-term incentives granted to each executive officer (other than Mr. Richman) under which a recipient may not sell the shares until three years after the final vesting date or his or her earlier resignation or other separation from the Company for any reason. This sale restriction does not apply to Mr. Richman’s RSUs because they, like the RSUs granted as part of his 2012 TARP incentive award, contain a deferred settlement feature under which he may not receive the shares, even after vesting, generally until his separation from the Company for any reason.

The options granted as part of the long-term incentives vest 100% on March 1, 2016. This is a change from prior years’ options (which vested ratably over three years) and was made to align employees’ interests with long-term shareholders’, to encourage employees to realize the full growth potential in stock value and to achieve a more efficient structure that better aligns financial costs to the Company with employees’ perceived value of the benefit. The three-year cliff vesting for stock options and the executive officer sale restriction on restricted stock awards are expected to provide meaningful expense savings for the Company over the vesting period.

Mr. Richman’s recommendations for long-term incentive awards for executive officers took into account his evaluation of differentiated individual performance. The Committee considered Mr. Richman’s recommendations and approved awards to our named executive officers in the amounts set forth below. The amounts for Messrs. Hague and Ahrens represented approximately 60% of their respective base salaries. Messrs. Richman, Killips and Lubin did not receive such awards in 2012 due to TARP restrictions.

Name	Aggregate Value of 2013 Long-Term Incentive	Restricted Shares (#)		Options(1) (#)

Larry D. Richman	$850,000	23,677	(2)	54,305
Kevin M. Killips	375,000	10,446		23,958
Bruce R. Hague	278,700	7,763		17,806
Bruce S. Lubin.	337,500	9,401		21,562
C. Brant Ahrens	217,200	6,050		13,876

(1)	The exercise price of the options is $17.95, the closing price of our common stock on the grant date.
(2)	The restricted stock portion of Mr. Richman’s award was structured as an RSU with terms substantially similar (other than vesting provisions) to his 2012 TARP incentive awards described above under “– 2012 Incentive Compensation for TARP-Affected Named Executive Officers.”

Performance-Based Long-Term Incentives. As part of our 2013 executive incentives, we introduced performance share units tied to our long-term financial performance. Awards were granted to nine executive officers effective March 26, 2013 and provide an opportunity to earn up to a maximum of 80,944 shares of the Company’s common stock. The awards are intended to link a portion of 2013 executive compensation to the attainment of sustained earnings measured over a three-year period which further aligns executives’ interests with stockholders’.

The shares underlying these long-term, performance-based incentives will vest only if the Company achieves a specified EPS target over the three-year period from January 1, 2013 to December 31, 2015. The three-year performance target is set at a level considered by the Committee to be challenging, but reasonably achievable if our operating environment improves and management successfully executes our three-year business plan. The PSUs will be settled and converted into common stock two years after vesting, subject to recoupment or “clawback” under certain circumstances. For more information on this clawback, see “– Additional Information Regarding Executive Compensation – Clawback Policy” below.

The number of shares of common stock issued upon settlement can range from a minimum of 50% to a maximum of 150% of target. If the minimum performance threshold is not met, no shares of common stock will be issued at the end of the performance period. If the cumulative EPS metric exceeds a specified target level after the first two years, then the PSUs will be settled for no less than 50% of target. If 2015 EPS is less than the specified level, the award will be limited to 100% of target.

We awarded our named executive officers the following target PSUs:

Name	Target PSUs

Larry D. Richman	15,382
Kevin M. Killips	6,003
Bruce R. Hague	6,789
Bruce S. Lubin	5,420
C. Brant Ahrens	4,360

Additional Information Relating to Executive Compensation

Clawback Policy. Due to our participation in TARP, we were subject to a bonus and incentive compensation recoupment (“clawback”) requirement. As such, we entered into a Senior Officer Letter Agreement and Waiver with our CEO and certain other senior officers in which such officers acknowledged that we may recapture bonus and incentive compensation paid to them for services performed during our TARP participation if the bonus or incentive compensation proves to have been based on materially inaccurate financial statements or any other materially inaccurate performance metric.

In addition, we received written clawback acknowledgments from our senior executive officers as well as the 20 most highly compensated employees who are not senior executive officers, a group that is also subject to the TARP clawback requirement. Because this clawback applies to bonus or executive compensation earned during the time of our TARP participation, we could be required to recoup such amounts in future years, notwithstanding our exit from TARP in October 2012.

Our 2011 Incentive Compensation Plan under which equity awards are granted also contains similar, mandatory clawback provisions. In addition, the Board adopted a clawback policy under which we can recoup (or, if applicable, not pay) certain bonuses and incentive compensation paid to executive officers if the criteria upon which such compensation was based is subsequently determined by the Compensation Committee to have been incorrect or incomplete, or where the recipient had engaged in illegal, dishonest, fraudulent or intentional misconduct that had a material impact on causing the amount of the award to be larger than it would have otherwise been. In that event, we could withhold, cancel or recoup bonuses in such amounts as to cause the recipient to not receive a greater award than he or she would have if the error, incomplete data, or fraudulent or intentional misconduct had not occurred. The clawback rights apply during the three-year period following the date that the respective bonus payment was made or the date that restrictions on restricted shares lapsed or were scheduled to lapse.

The PSUs granted in early 2013 contain certain recoupment provisions under which the Compensation Committee has the right to recoup all or a portion of vested amounts during the two years following the performance period if (a) the cumulative EPS metric on which the award is based is incorrect or if an executive engaged in illegal or fraudulent conduct in order to increase the size of the award; (b) required under applicable laws and regulations; or (c) an executive officer is deemed to be responsible for misconduct, material errors, a failure of risk oversight or a failure to establish appropriate risk controls, any of which materially and negatively impacts the Company.

Stock Ownership Guidelines. We maintain stock ownership guidelines consistent with the Board’s belief that significant stock ownership by executive officers and directors strengthens the alignment of their interests with our stockholders and promotes our long-term business objectives. For more information, please see “Corporate Governance – Stock Ownership Guidelines.”

Anti-Hedging & Pledging Policy. We have an anti-hedging and pledging policy applicable to our directors and executive officers under which they may not hedge their interests in Company common stock and my engage in only limited pledging. See “Corporate Governance – Anti-Hedging and Pledging Policy” for more information.

Policy Regarding Deductibility of Executive Compensation. Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), limits the tax deductions by public companies for remuneration paid or provided to certain executive officers. Section 162(m) generally disallows the ordinary business expense deduction for compensation in excess of $1,000,000 paid to the CEO and the three most highly compensated individuals other than the CEO and Chief Financial Officer who are employed as executive officers at year-end and included as named executive officers in the proxy statement. However, the deduction for certain performance-based compensation is excluded from the Section 162(m) limits if, among other things, it is paid pursuant to plans approved by stockholders of the Company, such as the Company’s 2011 Incentive Compensation Plan.

During our participation in TARP, we were subject to amendments to Section 162(m) which further limited the deductibility of remuneration earned by our senior executive officers. These limits included a reduction of the deductible compensation cap from $1 million to $500,000, elimination of the exception for performance-based compensation and expansion of the group subject to the limitation to specifically include the Chief Financial Officer and any executive who was a senior executive officer during the period in which the Company was subject to TARP restrictions. As a result of these more stringent TARP rules, structuring executive compensation arrangements to ensure full taxability was difficult and the Committee therefore did not consider the tax considerations to be a significant factor in its executive compensation decision-making.

With our exit from TARP in October 2012, the Committee seeks to achieve greater tax efficiency with respect to executive compensation. Specifically, the 2012 TARP-compliant incentive RSU grants made to Mr. Richman in December 2012 and February 2013 were structured to preserve tax deductibility. See “2012 Annual Incentive Compensation – 2012 Incentive Compensation for TARP-Affected Named Executive Officers.” The Committee’s policy with respect to Section 162(m) is to consider the after-tax cost of compensation awards and generally seek to qualify such compensation for deductibility where practicable but will also take other non-tax considerations into account in making compensations decisions.

Consideration of Results of 2012 Stockholder Advisory Vote on Executive Compensation. At our 2012 annual meeting held on May 24, 2012, 88.5% of votes were cast in support of the proposal, compared to 84.5% support on the same proposal in 2011. The Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no factor is assigned a quantitative weighting. During the year, the Company regularly sought input and feedback from stockholders on Company performance, including executive compensation, during numerous investor meetings throughout the year. Further, the Committee maintained its commitment to linking executive pay with Company performance against key strategic priorities, while at the same time achieving retention goals and compliance with TARP incentive compensation restrictions. Although we did not make significant changes to our 2012 or 2013 executive compensation programs in light of the substantial stockholder approval of executive compensation at our 2012 annual meeting, the Committee desired to further strengthen the link between pay and long-term performance by (1) granting performance-based long-term incentives in early 2013 to our executive officers, (2) instituting the three-year restriction on sale for all restricted stock granted to executive officers in 2013 and the deferred settlement of Mr. Richman’s RSUs relating to 2012 and 2013 performance, and (3) changing the vesting provision of all options granted in 2013 so that they vest 100% after three years rather than ratably over that time period.

Investor Outreach and Resulting Actions. After the 2012 Annual Meeting of Stockholders, management discussed with several significant stockholders their reasons for not supporting the Company’s 2012 say-on-pay proposal. During those discussions, the Company conveyed its pay-for-performance approach to compensation and rationales for its decisions during the prior year. Certain of these stockholders indicated that their votes were due to our 2011 stock price performance more than executive compensation design. In line with general stockholder and stakeholder views in favor of performance-based incentives, the Committee, as discussed above, granted performance-based long-term incentives in early 2013 to our executive officers.

COMPENSATION COMMITTEE REPORT

The following Compensation Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Compensation Committee of the Board of Directors of the Company oversees the Company’s compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with management the foregoing Compensation Discussion and Analysis set forth in this proxy statement.

In reliance on the review and discussions referred to above, the Compensation Committee and such independent members of the Board of Directors have each recommended to the Board that the Compensation Discussion and Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and the Company’s proxy statement in connection with the Company’s 2013 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission.

Narrative Concerning Compensation Plan Risk and Earnings Manipulation

During July 2012 the Committee undertook a review of excessive risk and earnings manipulation potential posed by all employee compensation plans, a process that is required by TARP regulations to be done on a semi-annual basis. The Committee did not perform a second review in 2012 because such reviews were no longer required after the Company’s repayment of TARP in October 2012. The Company intends to continue such reviews as appropriate.

With respect to the Committee’s July 2012 review, the Company’s chief risk officer coordinated this effort which began with a full inventory of our current compensation plans, as defined by the TARP regulations. Business leaders from operating units helped confirm an inventory of existing compensation plans and, if necessary, provided additional information about the nature of the plans and related business unit’s risk management practices.

Consistent with prior year risk reviews, the Committee and the Company’s senior risk officer confirmed that certain of our compensation arrangements, including contractual arrangements with persons who were not senior executive officers, departmental incentive and referral programs providing a de minimis payout, the Company’s KSOP plan and its health, welfare and severance benefit plans, were either not covered by the TARP requirements or were not expected to expose the Company to unnecessary or excessive risk or provide the opportunity for earnings manipulation.

For the other compensation plans, the plan design was evaluated to assess the extent to which the payout structure (including typical and aggregate payments) and other design features might, by themselves, be seen to encourage (or not discourage) excessive business risk. Particular focus was given to new plans and existing plans that had changed since the last risk review in December 2011. This qualitative evaluation determined the “inherent” risk associated with the plan. Management and the Committee then evaluated the applicable business unit’s and the Company’s governance practices with respect to such plans to determine the degree to which current governance practices mitigate the inherent risk associated with such compensation plans. The residual risk, a reflection of the degree to which inherent risk is mitigated by governance or business practices, in combination with an assessment of the overall financial significance of the plan to the Company and participants, was the final means used to determine the extent to which an incentive plan may encourage excessive risk taking for purposes of this review.

A parallel analysis considered the possibility of earnings manipulation to enhance the compensation of any employee. For this review, the Committee and the Company’s chief risk officer identified the roles most likely to provide an opportunity to manipulate earnings (the CEO, direct reports to the CEO and business unit leadership) and then conducted a review of their current incentive plans as well as any other employee plan providing for material payouts. These plans were reviewed relative to a separate set of design criteria to determine whether each plan encourages earnings manipulation.

As part of the December 2011 risk and earnings manipulation review, the Company, the chief risk officer and the designated TARP officer spent significant time and attention on the risks and mitigating factors related to the Company’s 2011 annual bonus program due to the size of that program’s aggregate bonus pool and the related financial impact on the Company. The review of that program was also intended to assist the Committee and the Company with the design and analysis of the 2012 annual bonus program. The review of that program included stress-testing of various metrics in an effort to determine plan design risks that are not apparent from the basic design of the plan and whether other factors, including Committee discretion and other governance controls, mitigated such risks. This stress testing was then updated and reconsidered in February 2012 prior to final approval by the Committee of the 2012 annual bonus plan.

As part of the excessive risk and earnings manipulation reviews, the Committee, in consultation with the chief risk officer, determined that the residual risk of the Company’s compensation plans did not pose unnecessary or excessive risks that threaten the value of the Company. Likewise, the earnings manipulation review findings showed that the compensation plans do not encourage manipulation of reported earnings to enhance the compensation of any employee.

The primary factors that led to these conclusions were:

•	the use of multiple and balanced performance metrics in the Company’s primary incentive plan, its annual bonus plan;

•	the predominant use of absolute dollar, rather than ratio, metrics to decrease the potential for unintended consequences;

•	the weightings of various metrics within the annual bonus plan limit the impact any one metric may have upon the overall bonus pool funding;

•

the establishment of appropriate performance bands within the 2012 annual bonus plan that ensures there is adequate incentive to reward performance while eliminating high leverage and outsized payouts;

•

the stress testing of the performance metrics in the 2012 annual bonus, which illustrated how and why pool funding levels change as key drivers change, indicated no unusual or unintended consequences from the metrics chosen, weightings of metrics or the relative positioning of performance bands;

•	the use of bonus clawbacks, as required by TARP, and equity as a means to decrease the incentive for risk-taking;

•	centralized review and approval of new material plans and increased plan formality and uniformity;

•

active Committee oversight of material compensation plans, including Committee discretion to establish the bonus pool size of the annual bonus plan at a level below the size that the performance metrics and strategic objectives results would support;

•	Board oversight of actions taken in connection with the various strategic objectives set forth in the executive officer funding mechanism for the 2012 annual bonus plan;

•	oversight responsibilities regarding, among other things, metric calculations, validation of payments and credit ratings, are not centralized in one department; and

•	independent TARP audits.

The Committee is no longer required to conduct similar reviews of all of our compensation plans on a semi-annual basis under TARP. However, the Committee intends to continue such reviews as appropriate in connection with overall risk-management.

TARP Certification

The Compensation Committee certifies that:

1.	It has reviewed with the Company’s chief risk officer the senior executive officer compensation plans and has made all reasonable efforts to ensure that these plans do not encourage senior executive officers to take unnecessary and excessive risks that threaten the value of the Company;

2.	It has reviewed with the Company’s chief risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the Company; and

3.	It has reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of the Company to enhance the compensation of any employee.

Compensation Committee

Edward W. Rabin (Chair)

Cheryl Mayberry McKissack

James B. Nicholson

Collin Roche

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows cash and non-cash compensation for the years ended December 31, 2012, 2011 and 2010, for the Company’s “Principal Executive Officer,” the Company’s current “Principal Financial Officer,” and for the next three most highly compensated executive officers during 2012. We refer to these five individuals as our “named executive officers” throughout this proxy statement.

Name and Principal Position	Year	Salary ($)		Bonus ($)		Stock Awards(1) ($)	Option Awards(2) ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value & Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation ($)		Total ($)
Larry D. Richman President and CEO (Principal Executive Officer)	2012	2,250,000	(4)	—		678,756	—	—	(6)	—	170,250	(8)	3,099,006
	2011	2,222,500	(5)	—		—	—	—	(10)	—	106,455		2,328,955
	2010	785,000		—		1,180,725	—	588,750		—	122,325		2,676,800

Kevin M. Killips Chief Financial Officer (Principal Financial Officer)	2012	1,040,833	(4)	—		163,985	—	—	(6)	—	18,612	(12)	1,223,430
	2011	441,667		—		364,999	169,374	420,000		—	18,738		1,414,778
	2010	542,500	(9)	—		—	—	—	(11)	—	18,427		560,927

Bruce R. Hague President, National Banking	2012	462,083		—		468,754	165,204	354,300	(7)	—	70,317	(12)	1,520,658
	2011	997,500	(5)	—		—	—	—	(10)	—	54,651		1,052,151
	2010	435,000		10,000	(13)	393,575	—	315,000		—	27,312		1,180,887

Bruce S. Lubin President, Illinois Commercial Banking	2012	945,000	(4)	—		144,988	—	—	(6)	—	46,570	(12)	1,136,558
	2011	416,667		—		252,500	159,411	425,000		—	40,193		1,293,771
	2010	397,500		—		393,575	—	277,500	(11)	—	53,536		1,122,111

C. Brant Ahrens President, Personal Client Services (14)	2012	358,333		—		171,241	97,898	240,000	(7)	—	29,743	(12)	897,215
	2011	333,333		—		177,494	119,563	213,750	(10)	—	28,252		872,392

(1)	For 2012 and 2011, amounts represent the value of time-vested restricted stock and restricted stock unit grants computed in accordance with FASB ASC Topic 718. Grant date fair value for 2012 and 2011 awards is determined based on the closing price-per-share of our Common Stock on the date of grant, with one exception. For one of the 2012 RSU grants to Mr. Richman, the grant date fair value reflects a 25% marketability discount due to the transfer restrictions on the shares underlying the RSU that result from the delayed settlement of the award. For Messrs. Richman, Hague and Lubin in 2010, the amounts shown represent the values of the January 2010 modification of 2007 restricted stock grants from performance-vested awards to time-vested awards as discussed in our 2011 Proxy Statement. The Company’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 16 to the Company’s audited financial statements included in its 2012 Annual Report on Form 10-K.
(2)	Amounts represent the value of time-vested stock options granted during 2012 and 2011 computed in accordance with FASB ASC Topic 718. As discussed in the Compensation Discussion and Analysis section of the Company’s 2012 Proxy Statement, the vesting of stock options granted in 2011 to Messrs. Killips and Lubin was accelerated in 2011 as a result of TARP restrictions becoming applicable to each executive in 2012. The Company’s accounting policy and assumptions for stock-based compensation are described in Notes 1 and 16 to the Company’s audited financial statements included in its 2012 Annual Report on Form 10-K.
(3)	The named executive officers who participate in the Deferred Compensation Plan did not earn interest at a rate exceeding 120% of the Applicable Federal Rate.
(4)	The 2012 amount for Mr. Richman includes: (a) temporary fixed cash compensation of $650,000, and (b) salary stock in the aggregate amount of $650,000, which amount was paid partly in the form of 26,334 fully-vested shares of stock, and partly as $241,534 in cash, which is equal to the tax withholding amount. The 2012 amount for Mr. Killips includes: (a) temporary fixed cash compensation of $275,000, and (b) salary stock in the aggregate amount of $275,000, which amount was paid partly in the form of 12,253 fully-vested shares of stock, and partly as $84,943 in cash, which is equal to the tax withholding amount. The 2012 amount for Mr. Lubin includes: (a) temporary fixed cash compensation of $250,000, and (b) salary stock in the aggregate amount of $250,000, which amount was paid partly in the form of 11,405 fully-vested shares of stock, and partly as $73,093 in cash, which is equal to the tax withholding amount. The salary stock granted to Messrs. Richman, Killips and Lubin in 2012 is not transferrable for three years from the grant date except in limited circumstances.
(5)	The 2011 amount for Mr. Richman includes: (a) temporary fixed cash compensation of $650,000, and (b) salary stock in the aggregate amount of $650,000, which amount was paid partly in the form of 36,238 fully-vested shares of stock, and partly as $242,123 in cash, which is equal to the tax withholding amount. The 2011 amount for Mr. Hague includes: (a) temporary fixed cash compensation of $275,000, and (b) salary stock in the aggregate amount of $275,000, which amount was paid partly in the form of 17,624 fully-vested shares of stock, and partly as $76,633 in cash, which is equal to the tax withholding amount. The salary stock granted to Messrs. Richman and Hague in 2011 is not transferrable for two years from the grant date except in limited circumstances.
(6)	Messrs. Richman, Killips and Lubin did not receive an annual cash bonus for 2012 due to TARP restrictions. The incentive compensation awarded to them for 2012 was granted as time-vested restricted stock or restricted stock units with a portion granted in December 2012 and a portion granted in February 2013. The grants made in December 2012 are included in the “Stock Awards” column above and were valued at $378,752, $163,985 and $144,988 for Messrs. Richman, Killips and Lubin, respectively. The grants made in February 2013 do not appear in the Summary Compensation Table, which reflects only cash incentive compensation earned in 2012 and stock awards granted during 2012. The value of such restricted stock or restricted stock unit awards made in February 2013 for 2012 performance were: Mr. Richman – $265,130, Mr. Killips – $165,160 and Mr. Lubin – $165,160. Messrs. Richman, Killips and Lubin were subject to TARP-related restrictions on incentive compensation awards for the majority of 2012 and, as such, their stock awards were structured as TARP-compliant restricted stock under applicable TARP regulations.

(7)	A portion of the annual bonus awarded to Messrs. Hague and Ahrens for 2012 was granted as time-vested restricted stock. The grants were made in February 2013 and do not appear in the Summary Compensation Table, which reflects only cash incentive compensation earned in 2012 and stock awards granted during 2012. The value of such restricted stock awards made in February 2013 for 2012 performance were: Mr. Hague – $96,736 and Mr. Ahrens – $65,528.
(8)	In addition to amounts attributable to restricted share dividends totaling $43,471, an allowance for club membership dues totaling $25,730, matching contributions to the Company’s 401(k) plan and parking benefits, this amount also includes the $89,759 incremental cost to the Company of providing an employee as a driver for Mr. Richman. This amount represents approximately 79% of the total compensation and benefits costs incurred by the Bank which are estimated to be attributable to the employee and his driving-related duties, plus maintenance, operating, insurance and other costs paid by the Company. The driver uses Mr. Richman’s personal car for these purposes.
(9)	The 2010 amount for Mr. Killips includes an award of salary stock in the aggregate amount of $125,000, which amount was paid partly in the form of 7,053 fully-vested shares of stock, and partly as $36,969 in cash, which is equal to the tax withholding amount. The salary stock was subject to a transferability restriction for two years which has since lapsed.
(10)	Because Messrs. Richman and Hague could not receive an annual bonus for 2011 due to TARP restrictions, all of the incentive compensation awarded to them for 2011 was granted as time-vested restricted stock. A portion of the annual bonus awarded to Mr. Ahrens for 2011 was granted as time-vested restricted stock. Because such grants were made in February 2012, they appear in the total for “Stock Awards” for 2012. The value of such stock grants for 2011 performance were: Mr. Richman – $300,003, Mr. Hague – $300,003 and Mr.Ahrens – $71,245. Messrs. Richman and Hague were subject to TARP-related restrictions on incentive compensation awards in 2011 and their stock awards qualified as TARP-compliant restricted stock under applicable TARP regulations.
(11)	Because Mr. Killips could not receive an annual bonus for 2010 due to TARP restrictions, all of the incentive compensation awarded to him for 2010 was granted as time-vested restricted stock. A portion of the annual bonus awarded to Mr. Lubin for 2010 was granted as time-vested restricted stock. Because such grants were made in March 2011, they appear in the total for “Stock Awards” for 2011. The value of such stock grants for 2010 performance were: Mr. Killips – $194,997 and Mr. Lubin – $92,497. Mr. Killips was subject to TARP-related restrictions on incentive compensation awards in 2010 and his stock award qualified as TARP-compliant restricted stock under applicable TARP regulations.
(12)	For Messrs. Killips, Hague, Lubin and Ahrens, this amount includes an allowance for club membership dues, restricted stock dividends, parking benefits and matching contributions to the Company’s 401(k) plan (except for Mr. Killips). Club membership allowances for 2012 totaled $43,833 for Mr. Hague and $26,890 for Mr. Lubin.
(13)	Represents a one-time cash lump sum payment, as discussed in the 2011 Proxy Statement.
(14)	Mr. Ahrens was not a named executive officer in 2010.

Equity Plans

As discussed above under “Compensation Discussion & Analysis,” equity grants were made during 2012 as part of (1) salary stock payments, (2) 2012 long-term equity awards, (3) the deferral of a portion of 2011 annual equity awards to executive officers and other management employees and (4) TARP-compliant incentives. All of these awards were made under our shareholder approved PrivateBancorp, Inc. 2011 Incentive Compensation Plan (the “2011 Plan”). While outstanding awards granted under certain of our prior equity incentive plans will continue to be governed by those plans’ features, the terms of the 2011 Plan govern all of our grants made during 2012. As a result, the material features of the 2011 Plan are relevant to the Company’s executive compensation programs. A summary of the key features of the 2011 Plan, as well as limitations on certain types of awards, repricings and vesting schedules is set forth below, subject to the actual terms of the 2011 Plan.

•

Limit on Shares Available under the 2011 Plan. As of February 28, 2013, approximately 2.2 million shares were available for future grant under the 2011 Plan. The number of shares that remain available for future grants also includes an indeterminate number of shares that may become available for re-issuance due to the following recycling provisions. To the extent shares of common stock subject to an outstanding grant under the 2011 Plan, or the 2007 Long-Term Incentive Plan are not issued or are cancelled by reason of the failure to earn the shares issuable under, or the forfeiture, termination, cancellation or expiration of such award, then such shares shall, to the extent of the forfeiture, cancellation or expiration, again be available for grant under the 2011 Plan.

•

Limit on Shares Issuable as “Full-Value” Awards. The 2011 Plan limits the number of shares which may be issued as “full-value” awards, which are equity awards other than stock options and stock appreciation rights. Under the 2011 Plan, up to 2.7 million shares may be issued as full-value awards. To the extent full-value awards are issued in excess of this limit, such excess full-value awards will reduce the aggregate shares available for issuance on a two-to-one basis. As of February 28, 2013, approximately 1.5 million net full value awards have been issued under the 2011 Plan.

•

Alternative Award Types. The 2011 Plan allows for the issuance of a wide variety of award types including stock options, stock appreciation rights, performance shares, dividend or equivalent rights, stock awards, restricted share or unit awards, cash awards or other awards.

•

No Liberal Share Counting Provisions. Shares surrendered or withheld as payment of either the exercise price or of withholding taxes will not be available for re-issuance under the 2011 Plan. In addition, the gross number of stock appreciation rights exercised or settled, and not just the net shares issued upon exercise or settlement, will count against the aggregate limit on the number of shares which may be issued under the 2011 Plan.

•

Minimum Vesting Period. No more than 270,000 shares of common stock may be issued with respect to awards which at the date of grant are scheduled to vest fully prior to three years from the date of grant, unless there is imposed a mandatory holding period of at least three years after the grant date. This limitation will not apply to stock options, stock appreciation rights, performance-based awards or deferred compensation stock or unit purchases. As of February 28, 2013, approximately 44,000 net full value awards have been issued under the 2011 Plan that contain vesting terms of less than three years. These relate to TARP salary stock grants in 2010 and 2011 which were required to be fully-vested on the grant date pursuant to TARP requirements but which had a two year restriction on sale or transfer. Prior to February 2013, our practice was to grant options with vesting occurring in three annual installments. Beginning in February 2013, we began granting stock options that vest 100% three years from the grant date. The Committee continues to retain discretion regarding vesting terms of future awards.

•

No Discount Stock Options or Stock Appreciation Rights. The 2011 Plan prohibits the grant of stock options or stock appreciation rights with an exercise price less than the fair market value of our stock on the date of grant. Fair market value is the closing price of our stock on the date of grant. Once issued, the exercise price may not be reduced, nor may any stock option granted under the Plan be surrendered to the Company as consideration for a new stock option with a lower exercise price without stockholder approval.

•	No Repricing of Stock Options or Stock Appreciation Rights. The 2011 Plan prohibits the repricing of stock options and stock appreciation rights without stockholder approval.

•	No Dividend Equivalents Paid on Unvested Performance Awards. The 2011 Plan prohibits payment of dividends or dividend equivalents on performance-based awards until those awards are vested.

•

No Automatic Vesting on Change of Control. In the event of a Change of Control of the Company and except if otherwise provided by the Committee in an award agreement, to the extent that outstanding awards under the 2011 Plan are assumed or replaced with a replacement award of equal of greater value with no less favorable terms, such awards will not vest automatically, but will instead remain outstanding and continue to be governed by their terms. However, if within two years following a Change of Control, a participant is involuntarily terminated other than for cause, then upon such termination the awards will become fully vested. If the Committee determines that existing awards are not appropriately assumed or are not appropriately replaced in connection with a Change of Control, and unless otherwise provided by the Committee in the agreement applicable to an award, upon a Change of Control, each stock option and SAR then outstanding shall become fully vested and exercisable, all restrictions on restricted shares will lapse and all restricted stock units will become fully-vested, and any performance-based awards shall be deemed earned and shall be paid at target or, if greater, the amount earned based upon performance through the effective date of the Change of Control.

•

Clawbacks and Other Protective Provisions. The 2011 Plan includes mandatory claw-back provisions to enable the Company to comply with applicable law and authorizes the Committee to include additional clawback, holding period, restrictive covenants and other protective provisions in the terms of any award. For additional information regarding our clawbacks, see “Compensation Discussion & Analysis-Additional Information Relating to Executive Compensation – Clawback Policy” above.

Plan-Based Award Grants in Last Fiscal Year

The following table shows incentive bonus compensation plan information and awards of restricted stock, restricted stock units and stock options to each named executive officer in 2012 and the fair value of the awards as of the grant date. For a discussion of the terms of these awards, see our Compensation Discussion and Analysis under “The Elements of Our Compensation Program.”

2012 Grants of Plan-Based Awards

			Estimated Future Payouts Under Equity and Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
						of Stock	Underlying	Option	Option
		Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Type of Award	Date(6)	($)	($)	($)	(#)	(#)	($/Sh)	($)

Larry D. Richman	2011 Annual Incentive(2)	02/22/12	—	—	—	20,848	—	—	300,003
	2012 Annual Incentive	12/31/12	—	—	—	32,637	—	—	378,752	(4)
	Salary Stock(3)	03/15/12	—	—	—	1,354	—	—	20,418
	Salary Stock(3)	03/30/12	—	—	—	1,346	—	—	20,419
	Salary Stock(3)	04/13/12	—	—	—	1,421	—	—	20,420
	Salary Stock(3)	04/30/12	—	—	—	1,298	—	—	20,418
	Salary Stock(3)	05/15/12	—	—	—	1,362	—	—	20,430
	Salary Stock(3)	05/31/12	—	—	—	1,387	—	—	20,431
	Salary Stock(3)	06/15/12	—	—	—	1,376	—	—	20,420
	Salary Stock(3)	06/29/12	—	—	—	1,384	—	—	20,428
	Salary Stock(3)	07/13/12	—	—	—	1,281	—	—	20,432
	Salary Stock(3)	07/31/12	—	—	—	1,333	—	—	20,422
	Salary Stock(3)	08/15/12	—	—	—	1,280	—	—	20,429
	Salary Stock(3)	08/31/12	—	—	—	1,253	—	—	20,424
	Salary Stock(3)	09/14/12	—	—	—	1,183	—	—	20,430
	Salary Stock(3)	09/28/12	—	—	—	1,277	—	—	20,419
	Salary Stock(3)	10/15/12	—	—	—	1,211	—	—	20,417
	Salary Stock(3)	10/31/12	—	—	—	1,262	—	—	20,419
	Salary Stock(3)	11/15/12	—	—	—	1,365	—	—	20,420
	Salary Stock(3)	11/30/12	—	—	—	1,246	—	—	20,422
	Salary Stock(3)	12/14/12	—	—	—	1,382	—	—	20,426
	Salary Stock(3)	12/31/12	—	—	—	1,333	—	—	20,422

Kevin M. Killips	2012 Annual Incentive	12/31/12	—	—	—	10,704	—	—	163,985
	Salary Stock(3)	03/15/12	—	—	—	630	—	—	9,500
	Salary Stock(3)	03/30/12	—	—	—	627	—	—	9,512
	Salary Stock(3)	04/13/12	—	—	—	661	—	—	9,499
	Salary Stock(3)	04/30/12	—	—	—	604	—	—	9,501
	Salary Stock(3)	05/15/12	—	—	—	634	—	—	9,510
	Salary Stock(3)	05/31/12	—	—	—	645	—	—	9,501
	Salary Stock(3)	06/15/12	—	—	—	640	—	—	9,498
	Salary Stock(3)	06/29/12	—	—	—	644	—	—	9,505
	Salary Stock(3)	07/13/12	—	—	—	596	—	—	9,506
	Salary Stock(3)	07/31/12	—	—	—	620	—	—	9,498
	Salary Stock(3)	08/15/12	—	—	—	596	—	—	9,512
	Salary Stock(3)	08/31/12	—	—	—	583	—	—	9,503
	Salary Stock(3)	09/14/12	—	—	—	550	—	—	9,499
	Salary Stock(3)	09/28/12	—	—	—	594	—	—	9,498
	Salary Stock(3)	10/15/12	—	—	—	564	—	—	9,509
	Salary Stock(3)	10/31/12	—	—	—	587	—	—	9,498
	Salary Stock(3)	11/15/12	—	—	—	635	—	—	9,500
	Salary Stock(3)	11/30/12	—	—	—	580	—	—	9,506
	Salary Stock(3)	12/14/12	—	—	—	643	—	—	9,504
	Salary Stock(3)	12/31/12	—	—	—	620	—	—	9,498

Bruce R. Hague	2012 Annual Incentive(5)	03/14/12	204,380	510,950	766,425
	2011 Annual Incentive(2)	02/22/12	—	—	—	20,848	—	—	300,003
	Long-Term Incentive	02/22/12	—	—	—	11,727	25,338	14.39	333,956

Bruce S. Lubin	2012 Annual Incentive	12/31/12	—	—	—	9,464	—	—	144,988
	Salary Stock(3)	03/15/12	—	—	—	575	—	—	8,671
	Salary Stock(3)	03/30/12	—	—	—	584	—	—	8,859
	Salary Stock(3)	04/13/12	—	—	—	616	—	—	8,852
	Salary Stock(3)	04/30/12	—	—	—	563	—	—	8,856
	Salary Stock(3)	05/15/12	—	—	—	590	—	—	8,850
	Salary Stock(3)	05/31/12	—	—	—	601	—	—	8,853
	Salary Stock(3)	06/15/12	—	—	—	597	—	—	8,859
	Salary Stock(3)	06/29/12	—	—	—	600	—	—	8,856
	Salary Stock(3)	07/13/12	—	—	—	555	—	—	8,852

			Estimated Future Payouts Under Equity and Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares	All Other Option Awards: Number of Securities	Exercise or Base Price of	Grant Date Fair Value of Stock and
						of Stock	Underlying	Option	Option
		Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Type of Award	Date(6)	($)	($)	($)	(#)	(#)	($/Sh)	($)

	Salary Stock(3)	07/31/12	—	—	—	578	—	—	8,855
	Salary Stock(3)	08/15/12	—	—	—	555	—	—	8,858
	Salary Stock(3)	08/31/12	—	—	—	543	—	—	8,851
	Salary Stock(3)	09/14/12	—	—	—	513	—	—	8,860
	Salary Stock(3)	09/28/12	—	—	—	554	—	—	8,858
	Salary Stock(3)	10/15/12	—	—	—	525	—	—	8,852
	Salary Stock(3)	10/31/12	—	—	—	547	—	—	8,850
	Salary Stock(3)	11/15/12	—	—	—	592	—	—	8,856
	Salary Stock(3)	11/30/12	—	—	—	540	—	—	8,851
	Salary Stock(3)	12/14/12	—	—	—	599	—	—	8,853
	Salary Stock(3)	12/31/12	—	—	—	578	—	—	8,855

C. Brant Ahrens	2012 Annual Incentive(5)	03/14/12	130,320	325,800	488,700
	2011 Annual Incentive(2)	02/22/12				4,951	—	—	71,245
	Long-Term Incentive	02/22/12	—	—	—	6,949	15,015	14.39	197,894

(1)	Reflects potential aggregate bonus pool funding at threshold, target and maximum and assumes like percentage payouts to eligible named executive officers. “Threshold” does not denote a minimum bonus as individual bonuses are not guaranteed regardless of the level of plan funding. For annual incentive awards, threshold payout of 40% of target reflects the Company meeting the minimum standard for all five financial goals, while the maximum payout of 150% of target represents achieving maximum performance on all five goals.
(2)	Due to TARP restrictions, 100% of the 2011 annual incentive awards earned by Messrs. Richman and Hague were granted in February 2012 as time-vested restricted stock. For Mr. Ahrens, 75% of the 2011 annual incentive award (which was discussed in our 2012 Proxy Statement) was paid in cash. The remaining 25% of that award was granted in February 2012 as time-vested restricted stock which is reflected in the “All Other Stock Awards” column above.
(3)	Shares of salary stock were granted to Messrs. Richman, Killips and Lubin under separate TARP Compensation Agreements, each dated March 15, 2012. The award to Mr. Richman consisted of salary stock in the aggregate amount of $650,000, which amount was paid partly in the form of 26,334 fully-vested shares of stock, and partly as $241,534 in cash, which is equal to the tax withholding amount. The award to Mr. Killips consisted of salary stock in the aggregate amount of $275,000, which amount was paid partly in the form of 12,253 fully-vested shares of stock, and partly as $84,943 in cash, which is equal to the tax withholding amount. The award to Mr. Lubin consisted of salary stock in the aggregate amount of $250,000, which amount was paid partly in the form of 11,405 fully-vested shares of stock, and partly as $73,093 in cash, which is equal to the tax withholding amount. Shares were issued for each semi-monthly pay period commencing March 15, 2012 through December 31, 2012. Such shares were vested upon grant but may not be sold until the third anniversary of the applicable grant date, except in the case of death, permanent disability or change-of-control. Such shares are not taken into account as “base salary” or “bonus” for purposes of salary- or bonus-based benefits under any Company benefit plan or agreement.
(4)	The grant date fair value reflects a 25% marketability discount due to the transfer restrictions on the shares underlying the RSU that result from the delayed settlement of the award.
(5)	For Messrs. Hague and Ahrens, a total of 75% of their 2012 annual incentive award was paid in cash in early 2013. These amounts totaled $354,300 and $240,000, respectively. The remaining 25% was granted in February 2013 as time-vested restricted stock which will be reflected in the “All Other Stock Awards” column in our 2014 Proxy Statement.
(6)	The Compensation Committee approved the aggregate amount of salary stock awards to Messrs. Richman, Killips and Lubin on February 17, 2012, directing that the awards be made on each semi-monthly pay period commencing as soon as practicable after approval, through December 31, 2012. Also on February 17, 2012, the Compensation Committee approved the grants (effective February 22, 2012) of time-vested restricted stock representing 25% of the 2011 annual incentive bonus and the time-vested restricted stock and stock options (effective February 22, 2012) comprising the 2012 long-term incentive award. On March 14, 2012, the Compensation Committee approved the 2012 annual bonus plan, for which the estimated future payout amounts were based on the eligible named executive officers’ base salaries effective March 1, 2012. As applicable to the CEO and executive officers, a separate funding and allocation mechanism was also approved, as discussed more under “Compensation Discussion and Analysis – Elements of our Compensation Program – 2012 Annual Incentive Compensation.”

Outstanding Equity Awards at Fiscal Year End

The following table summarizes certain information for each named executive officer with respect to outstanding equity awards and the value of such awards.

Outstanding Equity Awards as of December 31, 2012

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that have not Vested (#)(1)		Market Value of Shares or Units of Stock that have not Vested ($)(2)

Larry D. Richman	234,375	—		26.10	11/01/17	20,848	(3)	319,391
	—	—		—	—	32,637	(4)	499,999
Kevin M. Killips	31,980	10,661	(5)	14.30	02/10/19	4,371	(6)	66,964
	24,547	—		14.99	04/01/21	11,341	(7)	173,744
	—	—		—	—	13,684	(8)	209,639
	—	—		—	—	10,704	(9)	163,985
Bruce R. Hague	78,125	—		26.10	11/01/17	20,848	(3)	319,391
	—	25,338	(10)	14.39	02/22/22	11,727	(11)	179,658
Bruce S. Lubin	78,125	—		26.10	11/01/17	9,464	(12)	144,988
	23,103	—		14.99	04/01/21	10,674	(13)	163,526
	—	—		—	—	6,491	(14)	99,442
C. Brant Ahrens	39,062	—		26.10	11/01/17	11,900	(11)	182,308
	5,776	11,552	(15)	14.99	04/01/21	5,337	(16)	81,763
	—	15,015	(10)	14.39	02/22/22	2,690	(17)	41,211

(1)	Holders of unvested stock or stock unit awards receive dividends or dividend equivalents paid by the Company and except in the case of restricted stock units, have voting rights as if the underlying shares were beneficially owned by the holder.
(2)	Amounts represent the value of outstanding stock awards based on the closing price of our common stock on December 31, 2012, $15.32 per share, without regard to any marketability discount associated with transfer restrictions.
(3)	The vesting date for these shares are as follows: March 1, 2014 – 13,899; and March 1, 2015 – 6,949.
(4)	The vesting date for shares underlying the restricted share units are as follows: March 1, 2015 – 21,758; and March 1, 2016 – 10,879. After vesting, the shares underlying Mr. Richman’s RSUs are distributable to him by reference to the earlier of his resignation or other termination of his employment with the Company for any reason or the date limitations on tax deductibility of executive compensation expense under Section 162(m) of the Internal Revenue Code no longer apply to him.
(5)	The balance of the stock options vested on February 10, 2013.
(6)	The remaining unvested shares vested on February 10, 2013.
(7)	The vesting date for these shares are as follows: April 1, 2013 – 7,561; and April 1, 2014 – 3,780.
(8)	The vesting date for these shares are as follows: March 1, 2013 – 9,123; and March 1, 2014 – 4,561.
(9)	The vesting date for these shares are as follows: March 1, 2015 – 7,136; and March 1, 2016 – 3,568.
(10)	The options vest in three equal installments on March 1, 2013, March 1, 2014 and March 1, 2015.
(11)	The remaining unvested shares will vest in three equal annual installments on March 1, 2013, March 1, 2014 and March 1, 2015.
(12)	The vesting date for these shares are as follows: March 1, 2015 – 6,309; and March 1, 2016 – 3,155.
(13)	The vesting date for these shares are as follows: April 1, 2013 – 7,116; and April 1, 2014 – 3,558.
(14)	The vesting date for these shares are as follows: March 1, 2013 – 4,327; and March 1, 2014 – 2,164.
(15)	The remaining options vest in two equal installments on April 1, 2013 and April 1, 2014.
(16)	The remaining unvested shares will vest in two equal installments on April 1, 2013 and April 1, 2014.
(17)	The remaining unvested shares will vest in two equal installments on March 1, 2013 and March 1, 2014.

2012 Option Exercises and Stock Vested

The following table shows the number of stock option awards exercised by each named executive officer in 2012 and the value realized on exercise. It also shows the number of shares acquired upon the vesting of restricted stock awards and the value realized on vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)		Value Realized on Vesting(1) ($)

Larry D. Richman	—	—	108,834	(2)	1,637,490
Kevin M. Killips	—	—	16,624	(2)	251,731
Bruce R. Hague	—	—	27,500		409,675
Bruce S. Lubin	—	—	26,405	(2)	406,707
C. Brant Ahrens	—	—	11,513		174,876

(1)	Represents the aggregate dollar amount realized by the named executive officer upon the vesting of stock awards during 2012. The dollar amount represents the number of shares acquired on vesting multiplied by the market closing price of our common stock on the vesting date.
(2)	Includes shares issued in connection with an award of salary stock in the aggregate amount of $650,000 (for Mr. Richman), $275,000 (for Mr. Killips), and $250,000 (for Mr. Hague) which amounts were paid partly in the form of 26,334 fully-vested shares of stock, and partly as $241,534 in cash, which is equal to the tax withholding amount (for Mr. Richman); 12,253 fully-vested shares of stock, and $84,943 in cash, which is equal to the tax withholding amount (for Mr. Killips); and 11,405 fully-vested shares of stock, and $73,093 in cash, which is equal to the tax withholding amount (for Mr. Lubin).

2012 Nonqualified Deferred Compensation

Our named executive officers and members of the Boards of Directors of the Company and its subsidiaries are eligible to participate in the PrivateBancorp, Inc. Deferred Compensation Plan. The Deferred Compensation Plan is a non-qualified plan that permits participants to defer receipt of cash compensation otherwise payable to them. Except for an “earnings” credit on the deferred amounts, the Company does not provide any contributions or credits to participants under the Deferred Compensation Plan.

Under the Deferred Compensation Plan, named executive officers who participate in the plan may elect to defer up to 50% of annual base salary and 100% of annual bonus amounts (other than awards granted under any equity compensation plan). Directors may elect to defer up to 100% of annual retainer and, if applicable, meeting fees. Amounts deferred are credited to an account maintained under the plan. This account reflects the Company’s liability to the participant; no funds are deposited into a trust or otherwise set aside to pay the deferred amounts. Amounts deferred will be paid at a future date, which may be the date of a change in control of the Company, or at termination of employment or service as a director, or as the participant may elect in advance. Payment is made in a lump sum or annual installments up to 10 years. All elections and payments under the plan are subject to compliance with requirements of Section 409A of the Code which may limit elections and require a delay in payment of benefits in certain circumstances.

While deferred, amounts are credited with “earnings” as if they were invested in either a fixed income account with interest credited based on the lower of our prime rate or 120% of the applicable federal rate, or in deferred stock units (“DSUs”), as the participant may elect at the time the amounts are deferred. The interest crediting rate during 2012 ranged from 2.74% to 3.23%. The balances of the participants’ accounts under the plan are adjusted from time to time, depending on the performance of the investment options elected. Upon distribution, the portion of the participant’s account credited to the fixed income option is paid in cash and the amount credited in DSUs is paid in shares of Company common stock.

The following table sets forth information relating to the activity in the Deferred Compensation Plan accounts of the named executive officers during 2012 and the aggregate balance of the accounts as of December 31, 2012. Similar information relating to our non-employee directors can be found in the Director Compensation Table. The table also reflects deferred 2010 and 2011 bonus amounts due to Messrs. Richman and Hague (2010 bonuses) and Messrs. Killips and Lubin (2011 bonuses). In order to comply with applicable TARP restrictions on payment, the bonus awards did not earn interest and were distributed only after permitted by TARP regulations in February 2012 (to Mr. Hague) and November 2012 (to Messrs. Richman, Killips and Lubin).

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions(4) ($)	Aggregate Balance at Last FYE ($)

Larry D. Richman(5)	—	—	—	588,750	—
Kevin M. Killips(5)	—	420,000	—	420,000	—
Bruce R. Hague(5)	13,863	—	13,563	315,000	61,232
Bruce S. Lubin(5)	34,750	425,000	2,777	425,000	114,658
C. Brant Ahrens(5)	—	—	7,297	—	25,591

(1)	Executive contributions for the last fiscal year represent a portion of the salary earned in 2012.
(2)	Company contributions represent 2011 bonuses whose payment was required to be deferred under TARP rules.
(3)	Includes the change in value of deferred stock unit investments during the year.
(4)	Represents prior year bonuses whose payment was required to be deferred under TARP rules until they were allowed to be paid to the executives in 2012.
(5)	Contributions are set forth in the Summary Compensation Table above. Earnings are not included in the Summary Compensation Table; see footnote 3 to the Summary Compensation Table. Of the aggregate balance at the end of 2012, the entire amounts were disclosed in the Summary Compensation Table in proxy statements relating to prior years in which the executive was a named executive officer for such year, net of total withdrawals and earnings credited. For Mr. Ahrens, his aggregate balance at the end of 2012 includes contributions and earnings relating to periods for which he was not a named executive officer.

Potential Payments Upon Termination or Change in Control

Our employment agreements with Messrs. Richman, Killips, Hague, Lubin and Ahrens include the following provisions:

General Provisions	• Title, duties and responsibilities

Compensation Provisions	• Minimum level of base salary, subject to review and possible increase from time-to-time; decreases in base salary are limited to across-the-board salary reductions applicable to senior executives

• Participation in annual bonus plan with minimum target opportunity, equity awards, and other benefit and fringe benefit plans

• Inducement equity grants

Severance Protection

•        Triggered in event of involuntary termination without cause or voluntary resignation for good reason, which is generally the result of an uncured breach of the agreement by the Company or a requirement that the executive relocate

•        Severance benefits based on 100% (150% for Mr. Richman) of the sum of base salary plus the average annual bonus for the prior three years; plus a pro rata bonus for the year of termination equal to the prior year’s bonus; subsidized health insurance coverage for 12 months (18 months for Mr. Richman);

Change in Control Protection

•        Triggered in event of involuntary termination without cause or voluntary resignation for good reason within two years following or six months prior to a change in control; in the case of Mr. Richman, “good reason” would include his voluntary termination of employment during the 90-day period beginning on the first anniversary of the date of a change in control

•        Severance benefits equal to a multiple (300% – Richman; 200% – Killips, Hague, Lubin; 150% – Ahrens) of the sum of base salary and the higher of the prior year’s bonus or the average of the last three years’ annual bonuses, plus a pro rata bonus for the year of termination equal to the prior year’s bonus, subsidized health insurance coverage for 18 to 36 months and outplacement assistance

•        Full golden parachute excise tax gross-up if “parachute” payments exceed the threshold level for the golden parachute tax by more than 10%; if the excess is less than 10%, the payments will be reduced below the threshold (except in the case of Mr. Richman who is entitled to full golden parachute excise tax gross-up in all circumstances in which “parachute” payments exceed the threshold level for the golden parachute tax)

Confidentiality and Restrictive Covenants	• Obligated to not disclose or misuse confidential information

• Precluded from soliciting clients or customers to not do business with the Company while employed or for one year thereafter

• Precluded from soliciting employees to terminate their employment with the Company

• Precluded from joining a competing financial institution while employed or for one year thereafter

•        Breach of non-competition provision results in forfeiture of inducement equity award and obligation to return any shares then held or amounts realized upon sale of shares from those awards received during three-year period preceding date of termination

• Breach of other commitments subjects executive to suit for injunctive relief and damages

The following discussion looks at each termination of employment situation – voluntary resignation, discharge for cause, discharge without cause, resignation due to constructive discharge, death or disability, and a change in control of the Company, and describes additional amounts, if any, that the Company would have paid or provided to Messrs. Richman, Killips, Hague, Lubin or Ahrens or their beneficiaries as a result.

The discussion below and the amounts shown reflect certain assumptions we have made in accordance with the SEC’s rules. These assumptions are that the termination of employment or change in control occurred on December 31, 2012 and that the value of a share of our stock on that day was $15.32, the closing price on December 31, 2012.

In addition, the following discussion and amounts do not include the payments and benefits that are not enhanced by the termination of employment or change in control. These payments and benefits include:

•	benefits accrued under the Company’s KSOP in which all employees are eligible to participate;

•	accrued vacation pay, health plan continuation and other similar amounts payable when employment terminates under programs applicable to the Company’s salaried employees generally;

•	balances accrued under our Deferred Compensation Plan;

•	stock options that have vested and are exercisable; and

•	shares of restricted stock that have vested.

For convenience, the payments and benefits described above are referred to in the following discussion as the executive’s “vested benefits.”

TARP Restrictions. As described above under “Compensation Discussion and Analysis – TARP, the American Recovery and Reinvestment Act of 2009 and Other Regulatory Action,” as a participant in TARP, we were subject to various standards for executive compensation and corporate governance established, including prohibitions on:

•

severance or other incremental payments upon departure from the Company to our senior executive officers and the five most highly compensated employees who are not senior executive officers, other than payment of compensation earned for services rendered or accrued benefits; and

•	tax gross-up payments to senior executive officers and the 20 most highly compensated employees who are not senior executive officers.

As a result of our redemption of the TARP preferred stock on October 24, 2012, we are no longer subject to these executive compensation and corporate governance restrictions and the amounts in the tables below reflect the lifting of these restrictions.

Voluntary Resignation; Retirement. We are not obligated to pay amounts over and above vested benefits in the event of employment termination due to voluntary resignation. Upon voluntary resignation, the executive is bound by the confidentiality agreement and restrictive covenants contained in the employment agreement.

A voluntary resignation that qualifies as a retirement may affect the disposition of outstanding equity awards. None of our named executive officers has qualified for retirement treatment with respect to any equity awards as of December 31, 2012.

Discharge for Cause. We are not obligated to pay any amounts over and above vested benefits if an executive’s employment terminates because of discharge for cause and the executive is bound by the confidentiality commitment and restrictive covenants contained in his employment agreement with us. Additionally, the executive’s right to exercise vested options expires upon discharge for cause. A discharge will be for cause if the executive has intentionally failed to perform his or her duties, willfully engaged in illegal or gross misconduct that harms the Company, or been convicted of a felony.

Death or Disability. We provide our employees, including our named executive officers, with group life, accidental death and dismemberment, and short- and long-term disability coverage. The group life insurance benefit is equal to two times base salary (and commissions, if applicable) to a maximum of $400,000. The death benefit for each named executive officer is $400,000. The accidental death and dismemberment benefit is equal to two times base salary to a maximum of $400,000 for each of our named executive officers. The long-term disability benefit, which is set forth in the next table below, is a monthly benefit equal to 60% of monthly salary at the time of disability up to a maximum benefit of $20,000 per month, payable until the executive reaches approximately age 66 or 67, as required under applicable government regulations. The amount of the payments, assuming long-term disability was determined to occur on December 31, 2012, is set forth in the table below.

	Long-Term Disability Benefits(1)
Name	Monthly Amount ($)	Months of Coverage (#)	Total Payments ($)

Larry D. Richman	20,000	64	1,280,000
Kevin M. Killips	20,000	89	1,780,000
Bruce R. Hague	20,000	94	1,880,000
Bruce S. Lubin	20,000	79	1,580,000
C. Brant Ahrens	18,100	295	5,339,500

(1)	Long-term disability benefits are an obligation of the Company’s disability insurance carrier and, therefore, the benefits are not an obligation of the Company. Amounts do not include short-term disability benefits which would equal 1-2 months of continued salary payments.

In addition, in the event of death or disability, all unvested restricted shares vest immediately (except for certain shares granted to Mr. Killips upon his 2009 hire that do not vest in the event of disability). There is no acceleration of stock option vesting in the event of death or disability.

The following table reflects the value of accelerated equity awards as of December 31, 2012 assuming death.

	Restricted Stock Awards		Options
Name	Number(1) (#)	Value(2) ($)	Number (#)	Value ($)

Larry D. Richman	53,485	819,390	—	—
Kevin M. Killips	40,100	614,332	—	—
Bruce R. Hague	32,575	499,049	—	—
Bruce S. Lubin	26,629	407,956	—	—
C. Brant Ahrens	19,927	305,282	—	—

(1)	Total number of unvested restricted shares that would become immediately vested upon death as of December 31, 2012. For additional information on these unvested shares, see the “Outstanding Equity Awards as of December 31, 2012” table.
(2)	Represents the value of shares based on the closing price of our common stock on December 31, 2012 of $15.32.

Discharge Not for Cause; Resignation due to Constructive Discharge. Our employment agreements obligate the Company to pay severance benefits if an executive’s employment is involuntarily terminated other than for cause and require the executive to sign a general release and waiver of claims. The executive is also obligated to comply with the confidentiality commitments and the restrictive covenants contained in his employment agreement with us. The resignation by the executive under circumstances that constitute constructive discharge is considered an involuntary termination without cause. Constructive discharge will arise in the event of an uncured material breach by the Company or the Company requires the executive to move to an office location more than 50 miles away from his or her current location.

The following table summarizes the severance benefits that would have been payable if the executive’s employment had been terminated involuntarily without cause or voluntarily terminated for good reason on December 31, 2012. In such termination circumstances, there would be no incremental vesting of outstanding equity awards.

	Salary and Bonus Continuation
Name	Monthly Amount ($)	Number of Months (#)	Total Continuation Payments ($)	Pro-Rata Annual Bonus ($)	Medical Benefits(1) ($)	Total ($)

Larry D. Richman	103,854	18	1,869,375	300,000	13,172	2,182,547
Kevin M. Killips	58,750	12	705,000	420,000	4,303	1,129,303
Bruce R. Hague	55,792	12	669,500	300,000	12,961	982,461
Bruce S. Lubin	59,583	12	715,000	425,000	8,781	1,148,781
C. Brant Ahrens	44,472	12	533,667	285,000	12,961	831,628

(1)	Reflects amount of health benefit continuation (COBRA) premium paid by Company during salary continuation period.

Change in Control. We have special provisions in our employment agreements and plans in the event of a change in control of our Company. A change in control will generally occur if a person or group acquires more than 30% of our voting stock, there is an unwelcome change in a majority of the members of our Board of Directors, or if after we merge with another organization our stockholders do not continue to own more than half of the voting stock of the merged company and more than one-half of the members of the board of the merged company were not members of our Board. A change in control will also occur if our stockholders approve our dissolution, we sell or transfer more than 50% of the voting stock of the Bank or we sell all of the Bank’s assets to an entity other than one of our subsidiaries.

The severance benefits payable under our employment agreements are enhanced in the event of involuntary termination upon or within six months before or two years after a change in control. For this purpose, an involuntary termination would include an instance in which the executive voluntarily terminates for good reason. In the case of Mr. Richman, “good reason” includes a circumstance in which he voluntarily terminates during the 90-day period which begins on the first anniversary of the date of a change in control. The change in control coupled with the above-described termination events constitute a “double trigger” that must be satisfied in order to cause the payment of the enhanced severance benefits under our employment agreements to occur.

If a double trigger occurs, the requirement to execute a general release and waiver and abide by the confidentiality commitments and restrictive covenants of the agreement apply. The enhanced benefits consist of a lump sum payment of approximately three years’ pay for Mr. Richman, two years’ pay for Messrs. Killips, Hague and Lubin and eighteen months’ pay for Mr. Ahrens, and other benefits as described below, including continued health insurance coverage and outplacement assistance. “Pay” for this purpose includes base salary and an annual bonus amount based on the prior year’s bonus or, if greater, the average of the past three years’ bonuses. In addition, each named executive officer is entitled to a pro-rata bonus for the year of termination equal to the prior year’s bonus amount.

In the event the severance payments and other incremental benefits triggered by a change in control exceed the threshold for such “golden parachute” payments by more than 10%, the employment agreements provide for a tax gross-up payment; if such “golden parachute” payments exceed the threshold by less than 10%, the payments will be reduced to an amount below the threshold (except in the case of Mr. Richman who is entitled to a tax gross-up payment in all circumstances in which the change in control-related payments exceed the applicable threshold).

In addition, all unvested equity awards granted to the named executive officers under our equity plans in effect prior to the adoption of our 2011 Incentive Compensation Plan vest in full upon a change in control, whether or not the executive’s employment terminates. All unvested equity awards granted to the named executive officers under the 2011 Plan vest in full upon a change in control unless the recipient receives a replacement award of equal or greater value. If the recipient receives such a replacement award and his or her employment is terminated other than for cause within two years of the change in control, then, upon such termination, the replacement award will vest in full.

The following table summarizes the change-in-control related benefits for the named executive officers. We have assumed a change in control occurred and the named executive officer’s employment terminated on December 31, 2012.

	Severance Payments			Equity Awards
	Cash Lump	Tax Gross-Up	Total Severance	Options		Restricted Shares		Other	Total
Name	Sum ($)	Payment ($)	Payments ($)	Number(1) (#)	Value(2) ($)	Number(3) (#)	Value(4) ($)	Benefits(5) ($)	Value ($)

Larry D. Richman	4,050,000	—	4,050,000	—	—	53,485	819,390	66,343	4,935,733
Kevin M. Killips	2,260,000	—	2,260,000	10,661	10,873	40,100	614,332	33,606	2,918,811
Bruce R. Hague	1,829,000	—	1,829,000	25,338	23,564	32,575	499,049	50,922	2,402,535
Bruce S. Lubin	2,175,000	—	2,175,000	—	—	26,629	407,956	42,562	2,625,518
C. Brant Ahrens	1,255,500	—	1,255,500	26,567	17,776	19,927	305,282	44,441	1,622,999

(1)	Total number of unvested stock options as of December 31, 2012 that would become immediately vested upon a change in control.
(2)	Represents the value of stock options based on the difference between $15.32, the closing stock price on December 31, 2012 and the exercise price of each stock option.
(3)	The total number of unvested restricted shares as of December 31, 2012 that would become immediately vested upon a change in control.
(4)	Represents the value of shares based on $15.32, the closing stock price on December 31, 2012.
(5)	Reflects the amount of health benefit continuation (COBRA) premium to be paid by Company during the coverage continuation period and the estimated value of outplacement assistance. The employment agreements for each executive officer provide that in the event of termination due to a change-in-control, the executive may maintain COBRA medical coverage at reduced rates for up to 36 months, in the case of Mr. Richman, 24 months in the case of Messrs. Killips, Hague and Lubin and 18 months for Mr. Ahrens. Additionally, Mr. Richman is entitled to outplacement assistance for 24 months and the other named executive officers would receive such assistance for 12 months.

Compensation Committee Interlocks and Insider Participation

Messrs. Rabin, Nicholson and Roche and Ms. McKissack each currently serve on the Compensation Committee of the Board of Directors of the Company. Certain of these individuals and/or entities affiliated with them has engaged in certain transactions with the Bank, in the ordinary course of the Bank’s business, during the last year. In the opinion of management, none of these transactions involved more than the normal risk of collectability or presented any other unfavorable features. Mr. Richman participates in meetings of the Compensation Committee but is not present during deliberations affecting his own compensation.

DIRECTOR COMPENSATION

We compensate our non-employee directors with cash and equity-based compensation, as described and set forth in the table below. Mr. Bobins, who serves as a director of the Company and non-executive Chairman of the Bank, receives additional compensation pursuant to the terms of his agreement with the Company and the Bank, which is summarized below.

The annual compensation of the non-employee members of the Board of Directors typically is set in May of each year. In July 2012, the Compensation Committee engaged Pearl Meyer & Partners, its independent compensation consultant, to advise the Committee and prepare a review of director compensation of our peer group which included a review of the mix of compensation between cash and equity. Based on this analysis, the Compensation Committee and the Board of Directors determined to keep non-employee director compensation unchanged from 2010 and 2011 levels. Cash compensation for the non-employee members of the Company’s Board of Directors presently consists of an annual retainer of $50,000 plus, as applicable: an annual retainer for the non-executive Chairman of $50,000; an annual retainer for the Chair of the Audit Committee of $10,000 and an annual retainer for each of the Chairs of the Compensation, Business Risk and Corporate Governance Committees of $7,000. Mr. Bobins, the Chairman of The PrivateBank and Trust Company, receives an additional $500,000 for his services in that role as described below.

Each non-employee member of the Company’s Board of Directors also received a $50,000 annual equity award of restricted stock units (except as noted in the table below with respect to Mr. Roche). The restricted stock units granted in May 2012 vest in equal monthly installments and will be fully vested on the date of the 2013 annual meeting of stockholders. However, the shares are not distributed until director’s board service ends for any reason.

All directors are eligible to participate in the Company’s Deferred Compensation Plan. This program allows the directors to defer receipt of cash amounts payable to them and to elect to receive deferred payment in the form of cash or deferred stock units, which are payable in stock when the units are distributed from the plan.

Each of the directors of the Company also is a director of the Bank. Non-employee directors do not receive any additional compensation for serving on the Bank’s Board of Directors. The following table sets forth information regarding the compensation of the Company’s non-employee directors.

Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) (2) ($)	Option Awards(3) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4) ($)	All Other Compensation(5) ($)		Total ($)

Norman R. Bobins(6)	550,000	50,008	—	—	3,759	(7)	603,767
Robert F. Coleman	60,000	50,008	—	—	550		110,558
James M. Guyette	100,000	50,008	—	—	550		150,558
Ralph B. Mandell(8)	230,000	50,008	—	—	3,793		283,801
Cheryl Mayberry McKissack	57,000	50,008	—	—	550		107,558
James B. Nicholson	50,000	50,008	—	—	497		100,505
Edward W. Rabin	57,000	50,008	—	—	550		107,558
Collin E. Roche(9)	100,000	—	—	—	—		100,000
William R. Rybak	57,000	50,008	—	—	550		107,558
Alejandro Silva	50,000	50,008	—	—	550		100,558

(1)	Represents the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.
(2)	The stock award is represented by 3,345 restricted stock units for each director other than Mr. Roche. As of December 31, 2012, 1,953 units had vested and the remaining 1,392 units were scheduled to vest in equal monthly installments through the date of the 2013 Annual Meeting. Distribution of shares of Common Stock underlying the RSUs will occur upon a director’s termination of service for any reason.
(3)	The following table lists outstanding vested and unvested option awards and unvested stock awards held by each of the directors listed above as of December 31, 2012:

Name	Outstanding Vested and Unvested Option Awards (#)	Outstanding Unvested RSU Awards (#)

Norman R. Bobins	62,500	1,392
Robert F. Coleman	15,000	1,392
James M. Guyette	15,000	1,392
Ralph B. Mandell	44,000	1,392
Cheryl Mayberry McKissack	12,000	1,392
James B. Nicholson	—	1,392
Edward W. Rabin	12,000	1,392
Collin E. Roche	—	—
William R. Rybak	12,000	1,392
Alejandro Silva	9,000	1,392

(4)	In 2012, no interest was earned under the Deferred Compensation Plan at a rate that exceeded 120% of the Applicable Federal Rate.
(5)	Except with respect to Mr. Mandell, amounts shown for each director consist solely of dividends paid on restricted stock and restricted stock unit awards. For Mr. Mandell, the amount also includes the value of parking benefits provided to him.
(6)	See “Mr. Bobins’ Compensation” below for a discussion of Mr. Bobins’ compensation arrangements.
(7)	The amount shown under “All Other Compensation” for Mr. Bobins does not include any expense allocation for office space made available to Mr. Bobins within existing leased space at no incremental cost to the Company. The amount also excludes the cost of certain employees of the Bank whose services are leased to Mr. Bobins’ consulting firm. See “Transactions with Related Persons.”

(8)	Amounts shown under “Fees Earned or Paid in Cash” for Mr. Mandell include (a) $50,000 in compensation earned as a non-employee director and (b) $180,000 earned under his consulting agreement in 2012. See “Consulting Arrangement with Mr. Mandell” below for a discussion of Mr. Mandell’s consulting arrangement.
(9)	By agreement relating to GTCR’s investment in the Company, all compensation earned by Mr. Roche as a director is paid directly to GTCR Golder Rauner, L.L.C. in cash.

During 2012, Mr. Richman was an employee of the Company and/or its subsidiaries. As such, he did not receive separate compensation for his service as a director in 2012. See “Compensation Discussion and Analysis” and the Summary Compensation Table and other disclosures under “Executive Compensation” for information relating to the compensation paid to Mr. Richman during 2012.

Consulting Arrangement with Mr. Mandell. Mr. Mandell served as the Company’s Executive Chairman of the Board through May 2011 when he retired as an executive of the Company and assumed the role of Chairman Emeritus. Upon his election as a director in 2011, he began receiving the same Board compensation for his service as a director as is paid to other non-employee directors. In addition, upon his retirement, Mr. Mandell agreed to provide the Company certain consulting services through December 31, 2012, for a monthly consulting fee of $15,000 plus reimbursement of appropriate expenses (including parking). The consulting fees are reflected in the table above. In addition, the Company has provided him use of office space within its facilities and administrative support as needed. The Company has entered into a similar arrangement with Mr. Mandell under which he will provide substantially similar services in 2013 for the same consulting fee.

Mr. Bobins’ Compensation. Mr. Bobins is a member of the Board of Directors of the Company and also serves as non-executive Chairman of the Board of the Bank. In connection with such service, we entered into an agreement with Mr. Bobins, as amended, pursuant to which he is entitled to receive the same cash retainer and regular equity awards as our other non-employee directors of the Company, as well as a $50,000 cash retainer paid upfront and $37,500 payable monthly for his position as non-executive Chairman of the Board of the Bank. In his role as Chairman of the Bank, Mr. Bobins is actively involved in establishing the Bank’s strategic direction, cultivating new business opportunities and advising on matters related to retention and expansion of client relationships. He also maintains a significant role in the Chicago banking community by, among other things, representing the Bank in civic, community and charitable activities and maintaining a presence on behalf of the Bank in banking industry trade associations and, as needed, legislative and regulatory initiatives. The compensation arrangements with Mr. Bobins will continue for as long as he is re-elected by our stockholders as a director of the Company (so long as he is also serving as Chairman of the Board of the Bank) subject to annual review and adjustment as deemed appropriate by the Board in connection with its annual review of director compensation.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16 of the Securities Exchange Act of 1934 requires the Company’s directors and certain executive officers and certain other beneficial owners of the Company’s common stock to periodically file notices of changes in beneficial ownership of common stock with the Securities and Exchange Commission. To the best of the Company’s knowledge, the Company believes that for 2012, all required filings were timely filed by each of its directors and executive officers, except (i) with respect to Messrs. Richman, Killips and Lubin, Form 4s were filed one day late with respect to their bi-weekly salary stock awards granted on June 15, 2012 (filed on June 20, 2012) and (ii) a Form 4 filed by Mr. Wiatr reporting a market purchase on October 29, 2012 (filed on January 3, 2013).

TRANSACTIONS WITH RELATED PERSONS

Related Party Transaction Policy and Procedures

We or one of our subsidiaries may occasionally enter into transactions with certain “related persons.” Related persons include our executive officers, directors, 5% or more beneficial owners of any class of our voting securities, and immediate family members of these persons. Certain transactions with these related persons are considered “related party transactions” and may include transactions with entities in which a related person has a direct or indirect material interest. We have a policy regarding the review and approval or ratification of related party transactions. Except for certain transactions approved by the Board of Directors or subject to standing pre-approval, our Audit Committee reviews and approves or ratifies related party transactions based on relevant information it deems to be appropriate. Factors to be considered include, among others, the benefits to the Company, the terms of the transaction, the nature and extent of the related person’s interest in the transaction, the availability of other sources for comparable services or products and whether the proposed transaction is on terms and made under circumstances that are considered at least as favorable to us as would be available in transactions with unaffiliated third parties.

Related Party Transactions

Some of our executive officers and directors are, and have been during the preceding year, clients of the Bank, and some of our executive officers and directors are direct or indirect owners of 10% or more of the beneficial ownership of corporations or companies which are, or have been in the past, clients of the Bank. As clients, they have had transactions with the Bank, in the ordinary course of business of the Bank, including borrowings that are or were made on substantially the same terms (including interest rates and collateral on loans) as those prevailing at the time for comparable transactions with nonaffiliated persons. In the opinion of management, none of the transactions involved more than the normal risk of collectability or presented any other unfavorable features when made. The Board of Directors considers the aggregate credit relationship between each director and the Bank when determining the director’s independence.

In connection with significant investments by GTCR in the Company in 2007, 2008 and 2009, the Company entered into various agreements that afford GTCR certain preemptive rights, certain registration rights, the right to maintain a Board designee, and the right to designate an observer representative to attend Board and committee meetings. The agreements provide for reimbursement to GTCR for certain expenses in connection with its investment in the Company not to exceed $300,000, of which approximately $200,000 remains available for reimbursement.

Mr. Bobins serves the Company as Chairman of the Bank and is provided offices within the Bank’s premises. In addition, the Company has agreed to make available to Mr. Bobins on a fully costed basis the services of certain employees under an employee leasing arrangement. The agreement calls for regular monthly payments with an annual true-up to adjust for actual costs. This agreement continues in effect so long as Mr. Bobins serves as a director of the Bank but may be terminated by either party upon 60 days notice. Mr. Bobins paid the Company approximately $427,000 under this agreement for 2012.

Following his retirement as an employee, Mr. Mandell entered into a consulting agreement with the Company effective June 2011, which expired December 31, 2012. Effective January 1, 2013, the Company entered into a similar arrangement with Mr. Mandell for consulting services to be provided during 2013. Information relating to the terms of Mr. Mandell’s consulting arrangement is described under “Director Compensation.”

Mr. Mandell’s daughter-in-law is employed by the Bank as a managing director. She is not an executive officer of the Company. She was paid an aggregate salary, bonus and perquisites of approximately $150,000 for 2012.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF THE COMPANY’S

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Under its charter, the Audit Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm. However, at the Annual Meeting, stockholders will be asked to vote on the ratification of the appointment of Ernst & Young LLP (“Ernst & Young”) for fiscal year 2013. The Company’s independent registered public accounting firm for the fiscal year ended December 31, 2012 was Ernst & Young. The Company’s Audit Committee has selected Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.

Stockholder ratification of the selection of Ernst & Young as the Company’s independent registered public accounting firm is not required. However, the Board of Directors is submitting the selection of Ernst & Young as the Company’s independent registered public accounting firm to the stockholders for ratification to learn the opinion of stockholders on this selection. If the stockholders fail to ratify Ernst & Young as the Company’s independent registered public accounting firm, the Audit Committee will reassess its appointment. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such change would be in the best interests of the Company and its stockholders.

Management has invited representatives of Ernst & Young to be present at the Annual Meeting, and expects that they will attend. If present, these representatives will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

Unless marked to the contrary, the shares represented by the accompanying proxy card will be voted “FOR” ratification of the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the year ending December 31, 2013.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG FOR FISCAL YEAR 2013.

Principal Accounting Firm Fees

The following table sets forth the aggregate fees billed to the Company for professional services provided by Ernst & Young for the fiscal years ended December 31, 2011 and 2012, respectively:

	2011	2012

Audit Fees	$1,708,000	$1,851,200
Audit Related Fees	117,000	$111,000
Tax Fees	156,345	$225,595
All Other Fees	—	$29,000

Total	$1,981,345	$2,216,795

Audit fees for 2011 and 2012 consist primarily of fees for the audit of the Company’s consolidated financial statements and internal control over financial reporting. Audit fees for 2012 also include fees related to procedures performed in connection with the Company’s stock offering and registration statement filing, as well as procedures performed in connection with the Company’s audit in accordance with the U.S. Department of Housing and Urban Development (HUD) Audit Guide.

Audit-related fees for 2011 and 2012 consist of fees for attest services related to various compliance reporting requirements.

Tax fees for 2011 and 2012 included fees related to tax compliance services, assistance with routine tax audits and tax planning and consulting services. Fees for tax compliance services in 2012 totaled $89,895.

Other fees for 2012 principally consist of permitted advisory services for the Company’s IT attack and penetration assessment.

Pre-approval Procedures

Generally, the full Audit Committee considers any proposed engagement of the independent registered public accounting firm to render audit or permissible non-audit services for pre-approval. From time to time, the Audit Committee may delegate the pre-approval responsibility to the Chair of the Audit Committee, subject to the ratification of the full Committee.

All of the services provided by the independent registered public accounting firm in 2011 and 2012 were pre-approved by the Audit Committee.

AUDIT COMMITTEE REPORT

The following Audit Committee Report shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the “Acts”), except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee of the Company’s Board of Directors is currently comprised of five outside directors, all of whom are “independent” within the meaning of the NASDAQ listing standards and satisfy the heightened independence standards under the SEC rules. The Committee operates under a written charter. The Board appoints the Audit Committee and its Chair, with the Committee to consist of no fewer than three directors. The Board has designated Mr. Rybak as the “audit committee financial expert.” The Committee assists the Board, through review and recommendation, in its oversight responsibility related to the quality and integrity of the Company’s financial information and reporting functions, the adequacy and effectiveness of the Company’s system of internal accounting and financial controls, and the independent audit process.

The responsibility for the quality and integrity of the Company’s financial statements and the completeness and accuracy of its internal controls and financial reporting process rests with the Company’s management. The Company’s independent registered public accounting firm for 2012, Ernst & Young, is responsible for performing an audit and expressing an opinion as to whether the Company’s financial statements are fairly presented, in all material respects, in conformity with generally accepted accounting principles.

The Audit Committee reviewed and discussed with management and Ernst & Young the audited financial statements of the Company for the year ended December 31, 2012. The Audit Committee also reviewed and discussed with Ernst & Young the matters required to be discussed by Standard of Auditing Standards No. 61, Communications with Audit Committees.

Ernst & Young also provided to the Committee the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board, as currently in effect, regarding an independent accountant’s communications with an audit committee concerning independence. The disclosures described the relationships and fee arrangements between the firm and the Company. Consistent with these requirements, the Audit Committee considered whether these relationships and arrangements are compatible with maintaining Ernst & Young’s independence, and has discussed with representatives of Ernst & Young that firm’s independence from the Company.

Based on the above-mentioned reviews and discussions with management and Ernst & Young, the Audit Committee, exercising its business judgment and based on the roles and responsibilities described in its charter, recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

This report is submitted on behalf of the current members of the Audit Committee:

Robert F. Coleman (Chair)

James B. Nicholson

Edward W. Rabin

William R. Rybak

Alejandro Silva

PROPOSAL 4. ADVISORY (NON-BINDING) VOTE

TO APPROVE 2012 EXECUTIVE COMPENSATION

Background and Description of the Proposal

Pursuant to rules adopted by the Securities and Exchange Commission we are presenting the following advisory, non-binding proposal, which gives our stockholders the opportunity to endorse or not endorse the compensation earned by our named executive officers in 2012 by voting for or against the following resolution:

“RESOLVED, that the stockholders approve the 2012 compensation of the Company’s named executive officers, as disclosed in the Compensation Discussion and Analysis, the compensation tables and related disclosures in the Company’s proxy statement for its 2013 Annual Meeting of Stockholders.”

While this vote is non-binding in nature, we value the opinion of our shareholders and the Board of Directors will consider the results of the advisory vote when making its future executive compensation decisions.

We are required to conduct this stockholder advisory vote on executive compensation at least once every three years under applicable SEC rules. In addition, Proposal 5 below presents an advisory, non-binding proposal giving our stockholders the opportunity to indicate whether they support an advisory vote on executive compensation every one, two or three years.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

APPROVAL OF THIS PROPOSAL ON 2012 EXECUTIVE COMPENSATION.

Reasons in Support of a Vote “FOR” the Proposal

2007 through 2011 marked years of transition for our Company. In connection with our efforts to reshape our Company into a premier commercial middle market bank in the Midwest, particularly in our hometown of Chicago, we faced unprecedented challenges resulting from the financial crisis and the difficult economic environment. In response, our executives pursued initiatives designed to strengthen our balance sheet, stabilize credit quality and control expenses in order to drive results and return the Company to profitability.

In 2012, our management team continued to grow our Company, both in size and in strength, based on the foundations they put in place over the past few years. Their work directly led to our ability to exit TARP near the end of 2012, helping position us for our future. The 2012 executive compensation decisions made by our Compensation Committee considered the Company’s progress, both historically and recently. The Committee recognized the strong 2012 financial performance and credit quality improvements discussed above under “Compensation Discussion and Analysis.” The Committee also understood the need to continue to incentivize the achievement of certain long-term strategic goals in this challenging operating environment. The Compensation Committee also took into account differentiated individual performance among our executives. The Committee believes its 2012 executive compensation determinations provide competitive compensation that retains and motivates our named executive officers to continue to deliver improving results.

We believe that our executive compensation program represents a reasonable and appropriate investment that advances the long-term interests of stockholders. We believe that this advisory vote should reflect stockholders’ fulsome consideration of the current industry environment and a view on the alignment of current compensation plans to our recent financial performance, our strong 2012 stock price performance as well as our long-term prospects.

This vote is non-binding. However, we highly value the opinions of our shareholders. Accordingly, the Board of Directors and the Compensation Committee will consider the outcome of this advisory vote in connection with future executive compensation decisions. We encourage stockholders to review carefully the “Compensation Discussion and Analysis” section of the proxy statement, as well as the compensation tables and related disclosures, for an in-depth discussion and detailed information about the Company’s executive compensation, and to vote “FOR” this proposal.

PROPOSAL 5. ADVISORY (NON-BINDING) VOTE ON FREQUENCY OF

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In addition to the advisory vote on executive compensation described above, and in accordance with SEC rules, the Company is providing stockholders the opportunity to vote on the frequency of the advisory vote on the Company’s executive compensation going forward.

Stockholders are not voting to approve or disapprove of the Board’s recommendation. Instead, the proxy card provides stockholders with four choices with respect to this proposal and the resolution below: every one year, every two years, every three years or stockholders may abstain from voting on the proposal. While this vote is non-binding in nature, we value the opinion of our stockholders and the Board of Directors will consider the results of the advisory vote when making its determination on the frequency of future advisory votes on executive compensation.

“RESOLVED, that the option of once every (1) one year, (2) two years or (3) three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency of stockholders with which the Company is to hold a stockholder vote to approve the compensation of the named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, the compensation tables and any related material disclosed in the proxy statement for the annual meeting of stockholders.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR

THE “EVERY ONE YEAR” FREQUENCY ALTERNATIVE

Reasons in Support of a Vote for “EVERY ONE YEAR”

The Board of Directors recognizes the importance of receiving regular input from stockholders on important issues such as executive compensation. The Board of Directors also believes that a well structured executive compensation program should include features that drive the creation of stockholder value over the long term, as well as the short term. While acknowledging that some stockholders may believe that the effectiveness of an executive compensation program that focuses on long-term as well as short-term interests of the Company and its stockholders cannot be evaluated on an annual basis, the Board of Directors believes that they should receive advisory input annually from the Company’s stockholders. Annual advisory votes on executive compensation will provide the highest level of accountability of the Board of Directors. Additionally, annual votes on executive compensation reflect sound corporate governance practices and the Board is aware that many institutional investors have policies that favor annual votes. Our stockholders have been provided with the opportunity to cast an advisory vote on executive compensation since 2009 because of the Company’s participation in TARP, which required such annual advisory votes. The Board of Directors valued the opinions expressed by stockholders in these votes.

HOUSEHOLDING

The SEC’s proxy rules permit companies and intermediaries to satisfy delivery requirements for proxy statements with respect to two or more stockholders sharing the same address by delivering a single proxy statement or Notice of Internet Availability of Proxy Materials to those stockholders. This method of delivery, often referred to as “householding,” reduces the amount of duplicate information that stockholders receive and lowers printing and mailing costs for companies. We are not householding materials for our stockholders in connection with the Annual Meeting; however, we have been informed that certain intermediaries will household our proxy materials.

If a broker or other nominee holds your shares, this means that:

•

Only one annual report and proxy statement or Notice of Internet Availability of Proxy Materials will be delivered to multiple stockholders sharing an address unless you notify Broadridge at (800) 542-1061 or Householding Department, 51 Mercedes Way, Edgewood, NY 11717, to inform them of your request. Be sure to include your name, the name of your brokerage firm and your account number.

•

You can contact us by calling (312) 564-2000 or by writing to PrivateBancorp, Inc., 120 South LaSalle Street, Suite 400, Chicago, IL 60603, Attention: Investor Relations, to request a separate copy of the annual report and proxy statement for the Annual Meeting and for future meetings or you can contact your broker to make the same request.

•	You can request delivery of a single copy of annual reports or proxy statements from your broker if you share the same address as another stockholder.

If you have any questions or need assistance in submitting your proxy, voting your shares or need additional copies of this proxy statement or the accompanying proxy card, you should contact our proxy solicitation agent, Georgeson Inc., at:

Georgeson Inc.

480 Washington Blvd.

26th Floor

Jersey City, NJ 07310

All holders please call toll-free (800) 248-7605.

NOTICE OF BUSINESS TO BE CONDUCTED AT AN

ANNUAL MEETING OF STOCKHOLDERS

Pursuant to the Company’s Amended and Restated By-laws, the only business that may be conducted at an annual meeting of stockholders is business brought by or at the direction of the Board of Directors and proper matters submitted in advance by a stockholder. The Amended and Restated By-laws of the Company set forth the advance notice procedures for a stockholder to properly bring business before an annual meeting. To be timely, a stockholder must give the required information to the Corporate Secretary of the Company not less than 120 days prior to the annual meeting date. If the 2014 annual meeting is held on May 22, 2014, the date currently contemplated for the meeting, the deadline for advance notice by a stockholder would be January 22, 2014. In the event the Company publicly announces or discloses that the date of the 2014 Annual Meeting of Stockholders is to be held on any other date, notice by the stockholder will be timely if received not later than 120 days prior to the meeting date; provided, however, that in the event that less than 130 days’ notice or prior public disclosure of the meeting date is given or made, notice by the stockholder will be timely if received by the close of business on the 10th day following the date on which the Company’s notice to stockholders of the annual meeting date was mailed or such public disclosure was made.

The advance notice by a stockholder must include the name and address of the stockholder proposing the business, a brief description of the proposed business, the number of shares of stock of the Company that the stockholder beneficially owns, and any material interest of the stockholder in such business. In the case of nomination to the Board of Directors, certain information regarding the nominee must be provided. These requirements apply to any matter that a stockholder wishes to raise at an annual meeting, including any matters raised outside of the procedures of Rule 14a-8 under the Securities Exchange Act. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement or the proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the Securities and Exchange Commission in effect at the time such proposal is received.

STOCKHOLDER PROPOSALS

Assuming the date of our 2014 Annual Meeting of Stockholders is not moved by more than 30 days from the anniversary of the 2013 Annual Meeting, then to be considered for inclusion in the Company’s proxy statement and form of proxy relating to the 2014 Annual Meeting of Stockholders, a stockholder’s proposal submitted under Rule 14a-8 under the Securities Exchange Act must be received prior to December 13, 2013, by the Corporate Secretary of the Company at the Company’s executive offices at 120 S. LaSalle Street, Chicago, Illinois 60603. If the 2014 Annual Meeting is moved by more than 30 days from the anniversary of the 2013 Annual Meeting, than the deadline is a reasonable time before we begin to print and send our 2014 proxy materials. Any such proposal will be subject to the requirements of Rule 14a-8.

OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING

The Board of Directors knows of no other matter which will be presented for consideration at the meeting other than as stated in the Notice of Annual Meeting of Stockholders. If, however, other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

Whether or not you intend to be present at the meeting, you are urged to vote by promptly returning your proxy card, or by voting via telephone or through the Internet. If you are a record holder and are present at the meeting and wish to vote your shares in person, your proxy may be revoked by voting at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer R. Evans
General Counsel and Secretary

APPENDIX A

FORM OF

CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED,

OF

PRIVATEBANCORP, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

PrivateBancorp, Inc., a corporation organized and existing under and by the virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST: The Amended and Restated Certificate of Incorporation of the Corporation, as amended, is hereby amended by deleting Article SIXTH thereof and inserting the following in lieu thereof:

“SIXTH: The number of directors of the Corporation shall be fixed from time to time by the By-laws of the Corporation. Election of directors need not be by written ballot unless the By-laws so provide. The successors of the directors whose terms expire at the 2013 annual meeting of stockholders shall serve a term of office to expire at the 2014 annual meeting of stockholders; at the 2014 annual meeting of stockholders, the successors of the directors whose terms expire at that meeting shall serve a term of office to expire at the 2015 annual meeting of stockholders; and at the 2015 annual meeting of stockholders, and at each annual meeting of stockholders thereafter, the successors of the directors whose terms expire at each such meeting shall serve for a term of office expiring at the annual meeting of stockholders next following their election, with each director to hold office until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification, or removal from office.”

SECOND: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer on this [    ] day of May, 2013.

A-1

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 23, 2013.
Vote by Internet • Go to www.envisionreports.com/PVTB • Or scan the QR code with your smartphone • Follow the steps outlined on the secured website

Vote by telephone
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒	• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Annual Meeting Proxy Card

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 1, 3 and 4 and for “Every one year” for Proposal 5.			+
	For	Against	Abstain
1. Proposal to approve the amendment to the Company’s Amended and Restated Certificate of Incorporation to declassify the Board of Directors and provide for the annual election of directors.	☐	☐	☐

2.	Election of Directors:	For	Withhold			For	Against	Abstain
	01 - Robert F. Coleman	☐	☐	3. Proposal to ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2013.		☐	☐	☐
	02 - James M. Guyette	☐	☐	4. Advisory (non-binding) vote to approve 2012 executive compensation.		☐	☐	☐
	03 - Collin E. Roche	☐	☐
	04 - William R. Rybak	☐	☐		Every one year	Every two years	Every three years	Abstain
				5. Advisory (non-binding) vote to determine the frequency of advisory votes on executive compensation.	☐	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.		Meeting Attendance
		Mark box to the right if	☐
you plan to attend the
Annual Meeting.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — PrivateBancorp, Inc.

ANNUAL MEETING OF STOCKHOLDERS, MAY 23, 2013

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) appoints Jennifer R. Evans and Kevin M. Killips, and each of them, as proxy holder and attorney, with full power of substitution, to appear and vote all of the shares of Common Stock of PrivateBancorp, Inc. that the undersigned shall be entitled to vote at the Annual Meeting of Stockholders of PrivateBancorp, Inc., to be held at The Standard Club, 320 South Plymouth Court, Chicago, Illinois 60604, on May 23, 2013, at 9:00 a.m. local time, and at any adjournment(s) or postponement(s) thereof, hereby revoking any and all proxies heretofore given and (ii) authorizes and directs said proxy holders to vote all of the shares of Common Stock of PrivateBancorp, Inc. represented by this proxy as follows, with the understanding that if no directions are given below with respect to any or all of the nominees and proposals, said shares will be voted “For” each of the nominees, “For” Proposals 1, 3 and 4 and for “Every One Year” for Proposal 5.

Please Vote, Sign, Date And Return The Proxy Card Promptly Using The Enclosed Envelope.

(Continued and to be signed on reverse side.)